Exhibit 10.1

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date herein by and among: (i) SUMMIT TRUCK GROUP, LLC, a Texas limited liability company (“STG”), SUMMIT TRUCK GROUP OF ARKANSAS, LLC, an Arkansas limited liability company (“STG-AR”), SUMMIT BUS GROUP, LLC, an Arkansas limited liability company (“STG-Bus”), DIAMOND COMPANIES, LLC, a Tennessee limited liability company (“DC”), DIAMOND IDEALEASE, LLC, a Delaware limited liability company (“DI”), SUMMIT TRUCK GROUP OF KANSAS, LLC, a Kansas limited liability company (“STG-KA”), SUMMIT TRUCK GROUP OF MISSISSIPPI, LLC, a Mississippi limited liability company (“STG-MS”), SUMMIT TRUCK GROUP OF MISSOURI, LLC, a Delaware limited liability company (“STG-MO”), SUMMIT TRUCK GROUP OF OKLAHOMA, LLC, an Oklahoma limited liability company (“STG-OK”), SUMMIT TRUCK GROUP OF TENNESSEE, LLC, a Delaware limited liability company (“STG-TN”), SUMMIT TRUCK GROUP OF TEXAS, LLC, a Texas limited liability company (“STG-TX”), and SUMMIT IDEALEASE, LLC, a Delaware limited liability company (“SI”) (collectively, "Seller"); (ii) BLAIR ROBERTS (“B. Roberts”); (iii) RICHARD SWEEBE (“Sweebe”) [(ii) through (iii) are referred to herein, individually and collectively, as “Principal”]; (iv) ROBERTS 2019, LLC, a Texas limited liability company (“Roberts, LLC”), (v) DIAMOND COMPANIES INVESTMENTS, LLC, a Tennessee limited liability company (“Diamond”) [(iv) and (v) are referred to herein, individually and collectively, as “Member”); (vi) RUSH TRUCK CENTERS OF ARKANSAS, INC.; (vii) RUSH TRUCK CENTERS OF KANSAS, INC.; (viii) RUSH TRUCK CENTERS OF MISSISSIPPI, INC.; (ix) RUSH TRUCK CENTERS OF MISSOURI, INC.; (x) RUSH TRUCK CENTERS OF OKLAHOMA, INC.; (xi) RUSH TRUCK CENTERS OF TENNESSEE, INC.; (xii) RUSH TRUCK CENTERS OF TEXAS, L.P.; and (xiii) RUSH TRUCK LEASING, INC.; [(vi) through (xiii) are referred to herein, individually and collectively, as “Purchaser” and each Purchaser other than Rush Truck Centers of Texas, L.P., is a Delaware corporation; Rush Truck Centers of Texas, L.P., is a Texas limited partnership].

RECITALS

A.

Nature of Assets and Ownership. Seller is the owner of all right, title and interest in and to the assets described in Article 2.1 hereto (the “Assets”), with such Assets being a portion of the assets currently used in the conduct of the commercial vehicle sales, leasing, rental, parts and service business operated by Seller at the Dealership Facilities (the “Business”).

B.

Location of Assets. The Assets are located at the vehicle sales and service facilities (the “Dealership Facilities”) located at the addresses set forth on Exhibit A attached hereto and incorporated herein.

C.

Nature of Transaction. Seller desires to sell the Assets to Purchaser and Purchaser desires to acquire the Assets from Seller, all pursuant to this Agreement as hereinafter provided (the “Transaction”).

D.

Content of Agreement. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as inducements to execute this Agreement, and to set forth certain conditions to their respective obligations to consummate the Transaction.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
GENERAL DEFINITIONS

GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.1	“Accountants” shall have the meaning assigned thereto in Article 12.4.

1.2	“Accountants’ Report” shall have the meaning assigned thereto in Article 12.4.

1.3	“Accrued Vacation and Sick Leave Credit” shall have the meaning assigned thereto in Article 15.1.

1.4	“Affiliate” of any Person shall mean any Person Controlling, Controlled by or under common Control with such Person.

1.5	“Agreement” shall mean this Asset Purchase Agreement.

1.6

“Agreement to Purchase Certain of the Dealership Facilities” shall mean that certain Agreement for Purchase and Sale of Real Property dated effective as of the Effective Date by and between Purchaser and the owners of such properties noted on Exhibit A as properties to be purchased.

1.7

“Agreements to Lease Certain of the Dealership Facilities” shall mean those certain real estate leases dated effective as of the Effective Date by and between Purchaser and the owners of such properties noted on Exhibit A as properties to be leased.

1.8	“Article” shall mean an Article of this Agreement, unless otherwise stated.

1.9	“Assets” shall have the meaning assigned thereto in Article 2.1.

1.10	“Assumed Contracts” shall have the meaning assigned thereto in Article 2.9.

1.11	“Assumed Liabilities” shall have the meaning assigned thereto in Article 2.8.

1.12	“Assumption Instrument” shall have the meaning assigned thereto in Article 9.4.

1.13	“Attachments” shall have the meaning assigned thereto in Article 18.14.

1.14	“Basket Amount” shall have the meaning assigned thereto in Article 13.7.

1.15	“Book Value” shall mean the depreciated book value of an Asset on the Closing Date determined in accordance with generally accepted accounting principles, consistently applied.

1.16	“Business” shall have the meaning assigned thereto in the Recitals.

1.17	“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act, including the Paycheck Protection Program established thereunder.

1.18	“Closing” shall have the meaning assigned thereto in Article 2.4.

1.19	“Closing Liabilities” shall have the meaning assigned thereto in Article 2.8.

1.20	“Closing Date” shall have the meaning assigned thereto in Article 2.4.

1.21	“COBRA” shall have the meaning assigned thereto in Article 4.15.

1.22	“Collins” shall mean Collins Bus Corporation, any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.23	“Contracts” shall have the meaning assigned thereto in Article 4.5.

1.24

“Control” and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) more than 50% of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

1.25

“COVID-19 Acts” shall mean, collectively, the Coronavirus Preparedness and Response Supplemental Appropriations Act of 2020, the Families First Coronavirus Response Act, the CARES Act, the Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, the Consolidated Appropriations Act of 2021, and the American Rescue Plan Act of 2021, as any of the same have been amended, and any current or future rules, regulations or official interpretations of any of the foregoing having the force of law.

1.26	“Crane Carrier” shall mean Crane Carrier Company, any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.27	“Customer Deposits” shall have the meaning assigned thereto in Article 2.8.

1.28	“Customer List” shall have the meaning assigned thereto in Article 8.8.

1.29	“Daily Wages” shall have the meaning assigned thereto in Article 15.1.

1.30

“Data Protection Requirements” shall mean all of the following: (i) all applicable laws relating to the privacy or security of Personal Data; (ii) Payment Card Industry Data Security Standard (PCI DSS) as applicable to Personal Data in the possession or under the control of a Seller; and (iii) obligations in Contracts with respect to the protection of the privacy and security of Personal Data.

1.31	“Dealership Facilities” shall have the meaning assigned thereto in the Recitals.

1.32	“Defect” shall have the meaning assigned thereto in Article 8.6.

1.33	“Defect Notice” shall have the meaning assigned thereto in Article 8.6.

1.34	“Dennis-Eagle” shall Dennis-Eagle Inc., any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.35	“Deposits” shall have the meaning assigned thereto in Article 4.11.

1.36	“Disclosure Schedule” shall have the meaning assigned thereto in Article 4.

1.37	“Effective Date” shall mean September 7, 2021.

1.38	“Election Period” shall have the meaning assigned thereto in Article 8.6.

1.39	“Environmental Claim” shall have the meaning assigned thereto in Article 13.6.

1.40	“Environmental Permit” shall have the meaning assigned thereto in Article 13.6.

1.41	“ERISA” shall have the meaning assigned thereto in Article 4.15.

1.42	“Escrow Account” shall have the meaning assigned thereto in Article 3.8.

1.43	“Escrow Agent” shall have the meaning assigned thereto in Article 3.8.

1.44	“Escrow Agreement” shall have the meaning assigned thereto in Article 3.8.

1.45	“Escrow Amount” shall have the meaning assigned thereto in Article 3.8.

1.46	“Excluded Assets” shall have the meaning assigned thereto in Article 2.1.

1.47	“Excluded Liabilities” shall have the meaning assigned thereto in Article 2.7.

1.48	“FF&E” shall have the meaning assigned thereto in Article 2.1.

1.49	“Final Purchase Price” shall have the meaning assigned thereto in Article 12.4.

1.50	“Ford” shall mean Ford Motor Company, any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.51	“General Conveyance and Assignment” shall have the meaning assigned thereto in Article 9.4(a)(ii).

1.52

“Governmental Authority” shall mean any and all, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

1.53

“Governmental Requirement” shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

1.54	“Governmental Returns” shall have the meaning assigned thereto in Article 4.4.

1.55	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.56	“Idealease” shall mean Idealease, Inc., any subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.57

“Inventory Dealer Cost” shall mean the cost stated to be charged by a manufacturer of any product for the purchase thereof, including any inherent core costs, by an authorized dealer of such manufacturer net of any Taxes, surcharges, rebates, discounts, allowances and other price reductions, according to the Latest Price Lists.

1.58	“Knowledge” of Seller shall mean the actual knowledge of Blair Roberts, Richard Sweebe and Justin Fink after reasonable inquiry.

1.59	“Landoll” shall mean Landoll Trailers, any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.60

“Latest Price Lists” means the most recently published and/or distributed dealer price lists, which have been published and/or distributed by the various manufacturer, as of the Closing Date, with respect to any item being purchased by Purchaser under this Agreement.

1.61	“Leased Vehicle Inventory” shall mean all commercial vehicles leased or rented by Seller to third party customers owned by or under lease to Seller.

1.62

“Makeready Costs” shall mean the actual cost and expense of installation of dealer-installed options (including any options installed by body companies and parties other than a Vehicle Manufacturer or Seller) on vehicles and the predelivery inspection costs incurred by Seller in the normal course of business as have been agreed upon by Seller and Purchaser.

1.63

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a materially adverse effect on the overall business, assets, liabilities, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of Seller, taken as a whole, as determined from the perspective of a reasonable purchaser; provided that, Material Adverse Effect does not include any event, change, condition or effect resulting from: (i) any changes in the industry in which the Seller participates, including but not limited to availability of inventory, or general United States or global economic or market conditions, unless such event, change, condition or effect has a disproportionate adverse effect on the Assets or the Business as compared to other companies in the industry; (ii) any changes in Governmental Requirements; (iii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (iv) actions required to be taken under applicable laws, rules, regulations, contracts or agreements; (v) epidemic (including but not limited to the COVID-19 pandemic); or (vi) a party’s compliance with the terms of, or taking any action contemplated by, this Agreement or any Transaction Documents.

1.64	“Member” shall have the meaning assigned thereto in the Recitals.

1.65	“Miscellaneous Inventory” shall have the meaning assigned thereto in Article 2.1.

1.66	“IC Bus” shall mean Navistar, Inc., any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.67	“International” shall mean Navistar, Inc., any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.68	“Isuzu” shall mean Isuzu Commercial Truck of America, Inc., any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.69	“New Contracts” shall have the meaning assigned thereto in Article 10.4.

1.70	“New Vehicles” shall have the meaning assigned thereto in Article 2.1.

1.71	“New Parts and Accessories Inventory” shall have the meaning assigned thereto in Article 2.1.

1.72	“Other Parts and Accessories Inventory” shall have the meaning assigned thereto in Article 2.1.

1.73	“Other Vehicles” shall have the meaning assigned thereto in Article 2.1.

1.74	“Ottawa” shall mean Kalmar Ottawa, any distribution Subsidiary or division thereof and any successor thereto or predecessor entity thereof.

1.75

“Permitted Liens” shall mean (a) statutory liens of landlords and liens of carriers, warehousemen, mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) liens for Taxes not yet due and payable, and (b) liens arising under original purchase price conditional sales contracts and equipment leases with third parties.

1.76

Person” shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

1.77

“Personal Data” means any information in the control or possession of Seller or its authorized agents or vendors (including a Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, bank account information and other financial information, customer or account numbers, account access codes and passwords, Internet protocol address) which, whether alone or in combination with other information, identifies or is reasonably associated with an identified natural person, that is not otherwise publicly available information.

1.78	“Preliminary Schedule of Assets” has the meaning assigned thereto in Article 2.9.

1.79	“Principal” shall have the meaning assigned thereto in the Recitals.

1.80	“Purchase Price” shall have the meaning assigned thereto in Article 3.1.

1.81	“Purchaser” shall have the meaning assigned thereto in the Recitals.

1.82	“Purchaser Claim” shall have the meaning assigned thereto in Article 13.2.

1.83	“Purchaser Damages” shall have the meaning assigned thereto in Article 13.1.

1.84	“Purchaser Indemnified Parties” shall have the meaning assigned thereto in Article 13.1.

1.85	“Purchaser’s Certificate” shall have the meaning assigned thereto in Article 11.1.

1.86	“Remediation” shall have the meaning assigned thereto in Article 8.6.

1.87	“Rental Vehicle Inventory” shall mean all commercial vehicles rented or held for rental by Seller to third party customers which are owned by or under lease to Seller.

1.88	“Repairs and WIP” shall have the meaning assigned thereto in Article 2.1.

1.89	“Requirement of Environmental Law” shall have the meaning assigned thereto in Article 13.6.

1.90	“Restricted Parties” shall have the meaning assigned thereto in Article 3.7.

1.91	“Returnable Core Inventory” shall have the meaning assigned thereto in Article 2.1.

1.92	“Review Period” shall have the meaning assigned thereto in Article 2.9.

1.93

“Schedule” shall mean any schedules to this Agreement, including, without limitation, the Disclosure Schedule. The Schedules to this Agreement may be attached to this Agreement or may be assigned thereto in a separate document denoted as the Schedules to this Agreement, or both.

1.94	“Seller” shall have the meaning assigned thereto in the Recitals.

1.95	“Seller Claim” shall have the meaning assigned thereto in Article 14.2.

1.96	“Seller Damages” shall have the meaning assigned thereto in Article 14.1.

1.97	“Seller Indemnified Parties” shall have the meaning assigned thereto in Article 14.1.

1.98	“Seller Indemnifying Parties” and “Seller Indemnifying Party” shall have the meanings assigned thereto in Article 13.1.

1.99	“Seller’s Certificate” shall mean the certificate to be delivered at the Closing to Purchaser pursuant to Article 10.1.

1.100	“Shop Tools and Equipment” shall have the meaning assigned thereto in Article 2.1.

1.101

“Subsidiary” shall mean, with respect to any Person, at the time as of which any determination is being made, any corporation or other Person of which securities or other ownership interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by such Person or one or more of its Subsidiaries.

1.102

“Tax” and “Taxes” shall mean any and all income, sales, property, withholding, social security, license, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

1.103	“Transaction” shall have the meaning assigned thereto to in the Recitals.

1.104

“Transaction Documents” shall mean this Agreement, the Agreement to Purchase Certain of the Dealership Facilities, the Agreement to Lease Certain of the Dealership Facilities, the Schedules, the Attachments, the General Conveyance and Assignment, the Assumption Instrument and all documents executed by either party to consummate the transactions contemplated by this Agreement.

1.105

“Vehicle Dealer Cost” shall mean manufacturer’s invoice price to Seller (including any F.E.T.), reduced by the amount of such manufacturer’s rebates, floor plan interest credits and other price reductions on such vehicle for which Seller has previously received or will in the future receive a benefit from the manufacturer (other than the manufacturer’s reimbursement for dealer preparation and delivery expenses, provided Seller has performed the requisite preparation as to such vehicle, plus such Makeready Costs that are not reimbursed by the manufacturer minus the cost of any accessories removed from such vehicle.

1.106

“Vehicle Manufacturers” shall mean Collins, Crane Carrier, Dennis-Eagle, Ford, IC Bus, International, Isuzu, Landoll and Ottawa, and each is individually referred to herein as a Vehicle Manufacturer. Although Landoll is a trailer manufacturer, for the purposes of this Agreement, Landoll will be considered a Vehicle Manufacturer.

ARTICLE 2
PURCHASE AND SALE OF ASSETS; OTHER TRANSACTIONS; CLOSING DATE

2.1

Assets to be Purchased. The assets to be purchased from Seller consist of all right, title and interest of Seller in and to the following assets held by Seller as of the Closing for use in connection with all or any part of the Business that are not Excluded Assets (collectively, the “Assets”):

(a)

New Vehicles. All new, undamaged, unused, 2021 model year or newer Collins, Crane Carrier, Dennis-Eagle, Ford, Isuzu, IC Bus, International, Landoll and Ottawa vehicle inventory that (i), were invoiced by the applicable Vehicle Manufacturer to Seller within the nine (9) months preceding the Closing Date, (ii) are located at or in transit to the Dealership Facilities, or are located at body companies on the Closing Date, (iii) have not been previously titled and (iv) on the day of Closing are set forth on a schedule (the “New Vehicles”). Except for vehicles that are located at a body company or an upfitter that are subject to a retail sales order for a customer (i.e. not for inventory), any vehicle in inventory that might otherwise be considered a New Vehicle but which has an invoice date more than nine (9) months prior to the Closing Date or has been previously delivered to a customer together with a manufacturer’s statement of origin (e.g., “unwinds” or “back-outs”), prereported, or is without proper documentation so that Purchaser may not subsequently sell, transfer, and register such vehicle as a new vehicle, shall be considered an Other Vehicle;

(b)

Other Vehicles. All of Seller’s used vehicles as of the Closing Date, and any vehicle that does not constitute a New Vehicle, held for resale by Seller, on which Seller and Purchaser are able to reach a mutual agreement as to a vehicle-specific purchase price, and which on the day of Closing shall be set forth on a schedule (the “Other Vehicles”);

(c)

New Parts and Accessories. All of Seller’s Collins, Crane Carrier, Dennis-Eagle, Ford, Isuzu, Landoll, Ottawa, IC Bus and International and other non-Vehicle Manufacturer component suppliers’ parts and accessories inventory that (i) are new, (ii) are in original packaging, unbroken lots and sellable condition, (iii) have had sales activity during the twelve (12) months prior to the Closing Date, (iv) are current and returnable, and (v) are listed in the most recently published parts catalogues published by the supplier of each part (the “New Parts and Accessories Inventory”);

(d)

Other Parts and Accessories. All of Seller’s Collins, Crane Carrier, Dennis-Eagle, Ford, Isuzu, Landoll, Ottawa, IC Bus and International and other non-Vehicle Manufacturer component suppliers’ parts and accessories inventory that (i) are new, (ii) are in original packaging, unbroken lots and sellable condition, and (iii) have not had sales activity during the twelve (12) months prior to the Closing Date that do not otherwise meet the definition of New Parts and Accessories (the “Other Parts and Accessories Inventory”); provided, however, that the price related to Purchaser’s obligation to purchase the Other Parts and Accessories Inventory is capped at $[***];

(e)	Leased and Rental Vehicle Inventory. All of Seller’s Leased Vehicle Inventory and Rental Vehicle Inventory;

(f)	Repairs and WIP. All of Seller’s repairs and work in progress being performed by Seller or by Persons other than Seller for the account of Seller (the “Repairs and WIP”);

(g)

Returnable Core Inventory. All of Seller’s Vehicle Manufacturer and other related component suppliers’ returnable core inventory that Purchaser will have the right to return to its manufacturer or distributor for credit (the “Returnable Core Inventory”);

(h)

Miscellaneous Inventory. All of Seller’s miscellaneous inventory consisting of gas, oil, grease, paint, etc., which is in unopened containers or bulk storage containers and usable (it being specifically agreed upon by Purchaser and Seller that paint over one year-old is not usable) (the “Miscellaneous Inventory”);

(i)

Shop Tools and Equipment. All of Seller’s shop equipment and special tools, and all parts and accessories equipment that are located at the Dealership Facilities and used in the operation of a vehicle sales, parts and service business (the “Shop Tools and Equipment”);

(j)

FF&E. All of Seller’s verifiable furniture, removable fixtures, company vehicles and equipment (other than Shop Tools and Equipment), which are located at the Dealership Facilities at the Closing (the “FF&E”);

(k)	[Intentionally omitted];

(l)	Dealer Files. All of Seller’s vehicle sales, parts sales, warranty service and customer service files;

(m)

Contract and Franchise Rights. All of Seller’s rights, to the extent transferable, pursuant to its Vehicle Manufacturer agreements or other similar agreements, including the rights to return parts, vehicles and other property upon the termination of any of its Vehicle Manufacturer franchises, as applicable; all of Seller’s shares of Idealease, if Idealease requires Purchaser to obtain additional shares of Idealease as a result of this Transaction; and all of Seller’s rights, to the extent transferable, under any Assumed Contracts;

(n)	Phone Numbers and Post Office Boxes. All of Seller’s rights to all phone numbers (and related directory listings) and post office boxes used by Seller in the operation of the Business; and

(o)

Intangible Assets. Seller’s Business as a going concern and all of Seller’s intangible property rights and goodwill associated with the Business unrelated to the franchise rights, including the domain names and trade names used by the Business and any and all derivations thereof, and any and all signage, business forms and stationery containing such trade names or any derivations thereof, and any assignable rights relating to or arising out of or under any express or implied warranties from suppliers with respect to any Assets, and all other assets, rights and properties of Seller’s whatsoever, except as expressly excluded hereinafter.

Notwithstanding anything to the contrary contained in this Agreement, the following assets of Seller (collectively, the "Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the closing: (i) all Seller’s cash, cash equivalents and short-term investments; (ii) all tax returns and rights to receive tax refunds for pre-Closing tax periods, minute books, stock records and corporate seals; (iii) [intentionally omitted]; (iv) all insurance policies and rights thereunder; (v) any Contracts set forth on Part 4.5 of the Disclosure Schedule that are not Assumed Contracts; (vi) any Other Vehicles not purchased by Purchaser; (vii) personal property of the Principal, Member or any employees of Seller; (viii) all rights of Seller under this Agreement; (ix) claims of Seller against third parties relating to the Seller and arising prior to or relating to events arising or occurring prior to the Closing Date; (x) all of Seller’s receivables, including but not limited to any Vehicle Manufacturer or other supplier warranty receivables, Fleet Charge receivables and Idealease National Accounts receivables; and (xi) the assets listed on Schedule 2.1 hereto.

After the Closing, Purchaser will assist Seller in the filing and collection of warranty receivable claims but will not guarantee collection. Except as specifically set forth in this Agreement, Purchaser is not assuming any of the liabilities of Seller.

2.2

Purchase and Sale. Subject to the terms and conditions herein contained, Seller agrees to sell, assign, transfer and deliver the Assets to Purchaser at the Closing (as hereinafter defined), free and clear of any liens or encumbrances of any nature whatsoever, except Permitted Liens. Subject to the terms and conditions herein contained, Purchaser agrees to purchase the Assets from Seller in consideration for the Purchase Price payable as set forth in Article 3. For the avoidance of doubt, each Purchaser is purchasing the Assets of each Dealership Facility that corresponds to the State in which that particular Dealership Facility is located; with the exception of Rush Truck Leasing, Inc., which is purchasing the Assets related to the Seller’s commercial vehicle leasing and rental business. For example, Rush Truck Centers of Arkansas, Inc. will be the purchaser of the Assets attributed to the Dealership Facilities located in Jonesboro, Little Rock, Lowell, Pine Bluff and Russellville, Arkansas.

2.3

Delivery of Assets and Transfer Documents. At the Closing, Seller and Principal shall take all steps necessary to put Purchaser in possession of the Assets, free and clear of any liens or encumbrances of any nature whatsoever, except Permitted Liens, and shall deliver to Purchaser (a) a duly executed General Conveyance and Assignment, (b) duly executed title and transfer documents covering any Assets for which there exists a certificate of title, and (c) such other duly executed transfer and release documents as Purchaser shall reasonably request to evidence the transfer of the Assets to Purchaser free and clear of any liens or encumbrances of any nature whatsoever.

2.4

Closing Date. Subject to the terms and conditions herein contained, and if all conditions to Closing set forth in this Agreement have been satisfied or waived in writing prior to such date, the consummation of the transactions referenced above shall take place (the “Closing”) on or as near to December 13, 2021, as is possible, at 10:00 a.m., local time, at the offices of Seller in Lewisville, Texas, or at such other time, date and place as Purchaser and Seller designate; provided, however, the parties shall have the right to extend the Closing Date as set forth in Article 16.5 herein below. The date of the Closing is referred to herein as the “Closing Date”. The Closing shall be coordinated with the closing of the Agreements to Purchase the Dealership Facilities.

2.5	[Intentionally omitted]

2.6

Agreements to Lease Certain of the Dealership Facilities. Purchaser shall assume those certain real estate leases dated effective as of the Effective Date by and between Purchaser and the owners of such properties noted on Exhibit A as properties to be leased.

2.7

Operational Leases. Purchaser may assume operational leases of computers, printers and other equipment with respect to all computers, printers and other equipment, which are being used by Seller in the normal course of the business operations of Seller’s Business if such equipment is compatible with Purchaser’s computer network and is necessary for the operation of the Business. All such operational leases must be agreed to by the Purchaser pursuant to Article 2.9(c) and shall be disclosed in Part 4.5 of the Disclosure Schedule.

2.8	Liabilities.

(a)	At the Closing, Purchaser shall assume only the following liabilities and obligations of Seller (the “Assumed Liabilities”), and no other liabilities or obligations of Seller whatsoever:

(i)

all of Seller’s obligations under the Assumed Contracts (described in Article 4.5) arising on and after the Closing Date, including for the avoidance of doubt, those certain Agreements to Lease Certain of the Dealership Facilities, which relate to benefits arising from and after the Closing Date and inuring to the Purchaser;

(ii)

all of Seller’s liabilities to customers with respect to any customer deposits or contracts to sell vehicles to customers are not delivered prior to Closing, to the extent that the terms and conditions of such contracts are commercially reasonable, which shall be identified on a schedule to be certified and delivered to the Purchaser at the Closing (the “Customer Deposits”);

(iii)	all of Seller’s liabilities to Vehicle Manufacturers for vehicles on order from Vehicle Manufacturers that have not been delivered prior to Closing;

(iv)	the obligations with respect to the accrued vacation and sick leave that are subject of the Accrued Vacation and Sick Leave Credit;

(v)	all of Seller’s obligations to complete Repairs and WIP;

(vi)	all of Seller’s obligations under Seller’s lease and rental agreements with third parties arising or first coming due on and after the Closing Date; and

(vii)

all applicable legal requirements of COBRA, including all applicable employee notice requirements, with respect to all employees of Seller who lose health benefits as a result of the proposed transaction and with respect to any and all other employees of Seller who first became eligible for COBRA continuation benefits before the Closing Date.

(b)

Except for the Assumed Liabilities, Purchaser shall not assume, or in any way be responsible or liable for, any liability, obligation, claim, debt or expense of Seller of any kind or nature whatsoever arising from Seller’s operation of the Business or ownership of the Assets prior to the Closing Date (collectively, the “Excluded Liabilities”), including, without limitation, any liabilities or obligations resulting from or arising out of (i) violations of any environmental laws or the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of materials, pollutants, heat, smoke, fire odors, gas or fumes into the environment; (ii) violations of any applicable law relating to antitrust, monopoly or trade regulation; (iii) violations of any applicable law relating to labor or employment or any obligation arising under any employment contract or collective bargaining agreement; (iv) violations of, failure to comply with, or any obligation arising under, any applicable law relating to any welfare, retirement, vacation or other benefit plan or any plan covered by the Employee Retirement Income Security Act of 1974, as amended, or the failure to comply with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (v) any pending or threatened lawsuit, claim or other action against Seller, whether from personal injury, wrongful death or property damage, or whether arising out of employment or a contractual or alleged contractual right; (vi) Taxes of Seller; or (vii) any liabilities of Seller or any of Seller’s Affiliates relating to the CARES Act, including (a) any employee payroll, employment or similar Taxes that were deferred and not paid pursuant to the CARES Act or (b) any claim by a Governmental Authority or lender for repayment, penalties or any violation of any Governmental Requirement relating to Seller’s receipt, management or use of any funds loaned or advanced to Seller or its Affiliates pursuant to the CARES Act.

(c)

Purchaser shall pay and discharge all amounts owed to any secured party with a security interest in any of the Assets at the Closing from the funds comprising the Purchase Price (the “Closing Liabilities”) (it being understood that Seller shall use commercially reasonable efforts to discharge all other Excluded Liabilities in a timely manner so as not to result in any unreasonable interruption of business or delivery of services or products to Purchaser).

(d)	The obligations of Purchaser and Seller under this Article 2.8 shall survive the Closing of this Transaction.

2.9	Preliminary Schedule of Assets; Disclosure Schedule; Period of Review.

(a)

On the Effective Date, or as soon as possible thereafter, Seller will deliver: (i) the Disclosure Schedule, which shall consist of those schedules prepared by Seller pursuant to Article 4; and (ii) a preliminary schedule of the Assets (“Preliminary Schedule of Assets”). The Preliminary Schedule of Assets shall be accompanied by financial and operating reports and schedules that would allow Purchaser to determine the Book Value of such assets. The Preliminary Schedule of Assets shall be appropriately updated and become final and a part of the Disclosure Schedule on the Closing Date.

(b)

The Disclosure Schedule shall be true, complete and correct in all material respects as of the Effective Date, unless otherwise stated in any individual Schedule. The Disclosure Schedule shall be updated to be true, complete and correct in all material respects again as of the Closing Date.

(c)

Purchaser shall have a period of fifteen (15) business days from its receipt to review the Disclosure Schedule (the “Review Period”). Unless Purchaser delivers a written objection to Seller on or before the expiration of the Review Period, the Disclosure Schedule shall be deemed accepted as of the expiration of the Review Period. If and to the extent Purchaser timely objects to the Disclosure Schedule, the Review Period shall be extended for up to thirty (30) days or such earlier time as Seller and Purchaser resolve the objections in writing or this Agreement is terminated pursuant to Article 16 below. During the Review Period, Purchaser shall choose which of the Contracts it desires to assume (the “Assumed Contracts”) and those not selected by Purchaser shall not be assumed. Purchaser will provide Seller with written notice of which contracts it will not assume prior to the expiration of the Review Period.

ARTICLE 3
PURCHASE PRICE

3.1

Price and Payment. Subject to the provisions of Articles 3.2 through 3.8, inclusive, the aggregate consideration to be paid by Purchaser for the Assets (the “Purchase Price”) is an amount to be paid by wire transfer at the Closing equal to the sum of the following:

(a)	Seller Intangibles. With respect to the Vehicle Manufacturers and Idealease franchises, an amount in cash equal to the sum of $[***]; plus

(b)	New Vehicles Amount. The total Vehicle Dealer Cost, to the extent such amounts have actually been paid or incurred, for all New Vehicles; plus

(c)	Other Vehicles Amount. The price that is agreed upon by the parties for the purchase of the Other Vehicles; plus

(d)	New Parts and Accessories Amount. The Inventory Dealer Cost according to the Latest Price Lists; plus

(e)	Other Parts and Accessories Amount. An amount that is 50% of the Latest Price Lists, up to a maximum of $[***]; plus

(f)	Repairs and WIP Amount. The amount of all Repairs and WIP at Seller’s actual cost thereof, which shall consist of technicians’ wages and parts and accessories; plus

(g)	Returnable Core Inventory Amount. The Inventory Dealer Cost of the Returnable Core Inventory according to the Latest Price Lists; plus

(h)	Miscellaneous Inventory Amount. The net amount previously paid by Seller for all Miscellaneous Inventory; plus

(i)	Shop Tools and Equipment Amount. The Book Value of the Shop Tools and Equipment; plus

(j)	FF&E Amount. The Book Value of the FF&E; plus

(k)	Leased Vehicle Inventory Amount. The Book Value of the Leased Vehicle Inventory on the Closing Date; plus

(l)	[Intentionally omitted];

(m)	Idealease Shares Amount. The fair market value of Seller’s shares of Idealease if Idealease requires Purchaser to purchase the shares; minus

(n)	Customer Deposits Amount. The total amount of the Customer Deposits, the liability for which is assumed by Purchaser.

The amount of the Purchase Price shall be subject to the adjustment provisions of Article 3.2, Article 3.3, Article 3.6, Article 3.8, Article 7 and Article 15. Purchaser shall not pay any cash or other consideration for the conveyance of the items identified in Article 2.1(k) through (n), for any Assets that have a Book Value of zero, or for any parts and accessories other than the New Parts and Accessories or Other Parts and Accessories, it being agreed upon by the parties that the consideration for these items is included in the amount set forth in Article 3.1(a). In addition, Purchaser will not purchase any leasehold improvements if such improvements were made to the Dealership Facilities that are subject to the Agreement to Purchase Certain of the Dealership Facilities, it being agreed upon by the parties that the consideration for the these items is included in the purchase price for such Dealership Facilities.

3.2

Damage to Assets; Reduction in Purchase Price. If, on or before the Closing Date, any of the Assets are materially damaged or destroyed, Seller will promptly notify Purchaser in writing of such damage or destruction. In the event of any such material damage or destruction, Purchaser may: (a) remove any or all of the damaged or destroyed assets from the Assets to be purchased hereunder and reduce the Purchase Price by an amount equal to the portion of the Purchase Price that would have been attributable to the damaged or destroyed assets so removed and complete the purchase of the remainder of the Assets at the reduced Purchase Price; (b) consummate this Transaction without any deduction, in which event Purchaser will be entitled to receive all casualty insurance proceeds payable to Seller due to such destruction, if any, and Seller will assign such proceeds (or the right to receive such proceeds) to Purchaser; or (c) in the event of a loss that causes a Material Adverse Effect (as reasonably determined by Purchaser), terminate this Agreement.

3.3

Adjustment of Purchase Price. The Purchase Price shall be adjusted on the Closing Date (a) to reduce the Purchase Price by the amount allocated to any missing, damaged, or destroyed Assets as contemplated by Article 3.2; (b) to account for a proration of any personal property taxes on the Assets and any other items commonly prorated and assumed by Purchaser; and (c) to reduce the Purchase Price by the amount of any accrued vacation and/or sick leave provided for in Article 15 herein. Three (3) days prior to the Closing Date, Seller will provide Purchaser with a statement of adjustments showing all proposed adjustments to the Purchase Price, such statement of adjustments having all reasonable back-up documentation for such suggested adjustments. Purchaser and Seller will work to finalize all required adjustments prior to the Closing.

3.4

Sales and Use Tax. Purchaser shall be responsible for payment to the appropriate Governmental Authority of all sales and use tax in connection with the consummation of the Transaction, if any, including all sales taxes owed in connection with the transfer and registration of all company vehicles after the Closing.

3.5

Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets to the extent relevant for income tax purposes in accordance with Article 1060 of the Internal Revenue Code of 1986, as amended, and any Schedule 3.5, which is executed by the parties. The parties agree to report the Transaction for Tax purposes in accordance with any allocation shown on said Schedule 3.5, and each party will indemnify and hold each other party harmless from any loss, cost, damage, additional tax or expense (including attorneys’ fees) arising from any failure by the indemnifying party to so report such transactions.

3.6

Direct Payment to Creditors of Seller; Purchaser’s Option. As provided in Article 2.8(c), the Closing Liabilities shall be paid and discharged at the Closing from the funds comprising the Purchase Price. Purchaser shall pay the Closing Liabilities in lieu of making payment of such portion of the Purchase Price directly to Seller and crediting such payment(s) against the sums due Seller pursuant to this Agreement.

3.7	Non-Compete Agreement.

(a)

Restriction. In consideration of the benefits of this Agreement to Seller and Principal and as a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price, Seller and Principal (collectively, the “Restricted Parties”) each hereby covenant and agree that for a period of five (5) years after the Closing Date, each of the Restricted Parties shall not, directly or indirectly, as proprietor, partner, stockholder (unless a stockholder of less than 5% of a publicly held company), director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages in the business of selling, servicing, renting, leasing, insuring or financing new or used Class 3 through 8 vehicles and commercial vehicle parts in the States of Alabama, Arkansas, Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Kentucky, Mississippi, Missouri, New Mexico, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah or Virginia without the written approval of Purchaser. It is further recognized and agreed that, even though the activity may not be restricted under the foregoing provision, for a period of five (5) years following the Closing Date, each of the Restricted Parties shall not, and shall cause their Affiliates not to, provide any services to any person or entity which is in conflict with the current business interests of, Purchaser or an Affiliate of Purchaser without the written approval of Purchaser. Notwithstanding the forgoing, nothing shall prohibit any of the Restricted Parties from owning or selling any Excluded Assets.

(b)

Judicial Reformation. The Restricted Parties acknowledge that, given the nature of Purchaser and its Affiliates’ business, the covenants contained in this Article 3.7 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of Purchaser and its Affiliates’ business and to protect their legitimate business interests. If, however, this Article 3.7 is determined by any court of competent jurisdiction to be unenforceable by reason of it extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(c)

Customer Lists; Non-solicitation. In consideration of the benefits of this Agreement to the Restricted Parties and as a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price, the Restricted Parties each hereby further covenant and agree that for a period of five (5) years following the Closing Date, each of the Restricted Parties shall not, and shall cause their Affiliates not to, directly or indirectly, without written approval of Purchaser (i) use or make known to any person or entity the names or addresses of any clients or customers of any of Seller, Purchaser or any Affiliate of Purchaser or any other information pertaining to them unless required by law, (ii) call on, solicit, take away or attempt to call on, solicit or take away any clients or customers of any of Seller, Purchaser or any Affiliate of Purchaser for the purpose of selling, servicing, renting, leasing, insuring or financing new or used Class 3 through 8 vehicles and commercial vehicle parts in the States of Alabama, Arkansas, Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Kansas, Kentucky, Mississippi, Missouri, New Mexico, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah or Virginia, or (iii) solicit for employment, recruit, hire or attempt to recruit or hire any employees of any of Seller, Purchaser or any Affiliate of Purchaser, provided, however, that nothing herein shall prohibit any Restricted Party from making general, non-targeted employment solicitations (and subsequent hirings) of employees who may include such employees.

(d)

Equitable Relief. In the event of a proven breach or threatened breach by the Restricted Parties, or any of their respective Affiliates, of any of the provisions contained in this Article 3.7 the Restricted Parties acknowledge that Purchaser and its Affiliates will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, Purchaser shall be entitled, without the necessity of posting a bond, to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to any other rights that Purchaser may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

(e)

Covenants Independent. The separate covenants of each of the Restricted Parties contained in this Article 3.7 will be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by either of the Restricted Parties against Purchaser or any Affiliate of Purchaser will not constitute a defense to the enforcement by Purchaser of said provisions except for any defense related to failure to pay Seller under Article 3.1. The Restricted Parties understand that the provisions contained in this Article 3.7 are essential elements of the transactions contemplated by this Agreement and, but for their agreement to be bound by the provisions of this Article 3.7 Purchaser would not have agreed to enter into this Agreement and the transactions contemplated herein. The Restricted Parties have been advised to consult with, and each represents that he or she has consulted with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Article 3.7 and each acknowledges that the provisions of this Article 3.7 are reasonable in all respects.

3.8

Escrow Agreement. At the Closing, Purchaser and Seller will enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent to be selected by the parties hereto prior to Closing (the “Escrow Agent”). At the Closing, Purchaser shall deliver $[***] (the “Escrow Amount”) of the Purchase Price to the Escrow Agent to be held in an account (the “Escrow Account”) specified by the Escrow Agent and reasonably acceptable to Seller, which shall be used to secure the indemnity obligations of Seller, Principal and Member and the obligations of Seller and Principal pursuant to Article 12.4 hereunder. After a period of one year from the Closing Date, 100% of the funds remaining in the Escrow Account shall be disbursed to Seller in accordance with the procedures set forth in the Escrow Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER, PRINCIPAL AND MEMBER

Seller, Principal and Member hereby jointly and severally represent and warrant to Purchaser that the statements contained in this Article 4 are true and correct in all material respects as of the Effective Date and will be updated as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 4), except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date thereof and initialed by Seller and as updated as of the Closing Date (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 4.

4.1

Organization. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted in the States of Arkansas, Kansas, Mississippi, Missouri, Oklahoma, Tennessee and Texas.

4.2	Ownership. (i) Roberts, LLC; (ii) Diamond; and (iii) Fink 2019, LLC are the record holders of 100% of the issued and outstanding membership interests in Summit Truck Group, LLC.

4.3

Customer List. To Seller’s Knowledge, any Customer List delivered to Purchaser pursuant to Article 8.8 hereof is a true, correct and complete list of all or substantially all of the customers of the Business to which Seller has sold or provided products or services in the preceding five (5) years, excluding customers for which Seller does not maintain contact or information in the ordinary course of business.

4.4

Taxes and Governmental Returns. As of the Effective Date, all Tax returns, information returns and governmental reports of every nature required by any Governmental Authority or Governmental Requirement to be filed by Seller or which include or should include Seller, including, but not limited to, those relating to Taxes of any nature to which Seller or any of its business is subject (“Governmental Returns”), have been filed for all periods ending on or before the Effective Date (except for any returns not yet due), and all Taxes shown to be due and payable on such Governmental Returns or on any assessments related to such Governmental Returns have been paid. All Governmental Returns and reports and the information and data contained therein are true, correct and complete in all material respects. Seller has no unpaid liability for any Taxes of any nature whatsoever for any period prior to the Effective Date. None of the Governmental Returns of Seller or that include Seller have been audited, and except for pending audits of sales tax returns in certain states, none are now under audit, by any Governmental Authority. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes of any nature against Seller or with respect to any Governmental Return filed by Seller or that include Seller, or any suits or other actions, proceedings, investigations or claims now pending or threatened against Seller with respect to any Taxes or any matters under discussion with any Governmental Authority relating to any Taxes, or any claims for additional Taxes asserted by any Governmental Authority.

4.5

Contracts and Agreements. Part 4.5 of the Disclosure Schedule sets forth a true and complete list, and brief description of (including the termination date), all of the written contracts, agreements, real property leases, personal property leases, licenses, plans, arrangements or commitments, to which Seller is a party that relate to the Assets (including all amendments, supplements and modifications thereto). To the Knowledge of Seller, all agreements set forth on Part 4.5 of the Disclosure Schedule (collectively, the “Contracts”) are valid, binding and in full force and effect in accordance with their terms and conditions, subject to bankruptcy, insolvency or similar laws affecting enforcement of creditor’s rights generally, and there is no existing default thereunder or breach thereof by Seller. To the Knowledge of Seller and Principal, (a) there are no existing facts, events, or conditions that will result in a material loss to Purchaser on completion by performance of any Contracts and (b) there is no reason why any of the Contracts cannot readily be fulfilled or performed by Purchaser with the Assets on hand or by the usual and customary efforts of employees of a vehicle sales and service facility. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed in Part 4.5 of the Disclosure Schedule shall be delivered by Seller to Purchaser, and such copies and descriptions will be true, complete and accurate in all material respects and include all amendments, supplements or modifications thereto.

4.6

Effect of Agreement. The execution and delivery of this Agreement and the consummation of the Transaction will not: (a) result in any breach of any of the terms or conditions of, or constitute a default under, the Limited Liability Company Agreement or other charter documents, bylaws or operating agreements of Seller, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Seller is now a party or by which Seller or any of its properties or assets may be bound or affected; (b) result in any violation of any Governmental Requirement applicable to Seller, the Assets or the Business; (c) cause Purchaser to lose the benefit of any right or privilege included in the Assets; (d) relieve any Person of any obligation (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Seller or to exercise any right under any agreement in respect of the Assets or the Business; or (e) require notice to or the consent, authorization, approval or order of any Person (except as may be required by a Governmental Authority, Vehicle Manufacturer or Idealease). To the Knowledge of Seller and Principal, the business relationships of clients, customers and suppliers of the Business will not be adversely affected by the execution and delivery of this Agreement or the consummation of the Transaction.

4.7

Status of Assets. Seller has good and marketable title to all the Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, options, restrictions and encumbrances of any nature whatsoever, except for Permitted Liens or as specifically set forth in Part 4.7 of the Disclosure Schedule. The New Vehicles and certain Other Vehicles that have not been titled are new, with accurate mileage reflected on their odometers, in good operating condition and repair and have all manufacturer’s warranties in full force and effect. The equipment and other tangible property included in the Assets are in reasonable operating condition and repair, normal wear and tear and routine maintenance and repairs excepted, and are capable of being used for their intended purpose in the Business as now conducted. The Assets include all existing warranties and service contracts with respect to any of the Assets to the extent the same are capable of being assigned to Purchaser. To the Knowledge of Seller, all equipment, vehicles and other tangible properties included in the Assets, and the present use of all such items, conform to all applicable Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to such assets or their use has been received by Seller. By acquiring the Assets as contemplated by this Agreement, Purchaser will be acquiring all assets and properties used by Seller in the conduct of the Business and necessary to conduct the Business as presently conducted except for the Excluded Assets. Other than personal property and real property subject to leases or licenses listed in Part 4.5 of the Disclosure Schedule, no part of the Business and no asset, right or interest related to or employed in or reasonably necessary for the conduct of the Business is owned or held by any Person other than Seller. Except for the express representations contained herein, the ASSETS ARE SOLD AS IS, WHERE IS, AND THE SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLER HEREBY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.8

Suits, Actions and Claims. Except as set forth on Part 4.8 of the Disclosure Schedule, there are no suits, actions, claims, inquiries or, to the Knowledge of Seller, Principal and Member, investigations by any Person, or any legal, administrative or arbitration proceedings in which Seller is engaged or that are pending or threatened against or affecting Seller or the Business that the question the validity or legality of the Transaction or affect or involve the Assets, and no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists. There is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Seller or any of the Assets.

4.9

Authorization. Seller, Principal and Member have full legal right, power, and authority to enter into and deliver this Agreement, to consummate the Transaction and to perform all the terms and conditions hereof to be performed by them. The execution and delivery of this Agreement by Seller, Principal and Member and the performance of each of them of the Transaction has been duly and validly authorized by all requisite action of Seller and Member or shall be prior to the Closing Date, and this Agreement has been duly and validly executed and delivered by Seller, Principal and Member and is a legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

4.10	Brokers and Finders. No broker or finder has acted for Seller, Principal or Member or their Affiliates in connection with this Agreement.

4.11

Deposits. Except as set forth in Part 4.11 of the Disclosure Schedule, Seller does not hold any deposits or prepayments by third parties with respect to any of the Assets (“Deposits”) which are not reflected as liabilities on Seller’s balance sheet.

4.12	Data Security Requirements.

(a)

Sellers are in compliance in all material respects with all Data Protection Requirements to which the Business is subject with respect to the protection and security of Personal Data and confidential information of Sellers’ vendors, while such Personal Data or confidential information was or is in the possession or under the control of Sellers or its authorized agents and vendors.

(b)	The Sellers have taken commercially reasonable measures to protect the confidentiality and security of their own data and computer systems, including software, hardware and networks.

(c)

No written notices have been received by, and no claim, charge or complaint has been made in writing against a Seller alleging a violation of any Data Protection Requirements, and no Action is pending or, to the Sellers’ Knowledge, is threatened against a Seller relating to such Seller’s collection, use or disclosure of Personal Data.

(d)

There have not been any actual or, to Sellers’ Knowledge, alleged incidents of data security breaches involving: (i) Personal Data while in the possession or under the control of a Seller or, to the Sellers’ Knowledge, while in the possession or under the control of a Seller’s authorized agents or vendors, or (ii) other confidential information of a counterparty to a Contract while that confidential information was in the possession or under the control of a Seller or, to the Sellers’ Knowledge while in the possession or under the control of a Seller’s authorized agents or vendors.

4.13

Conduct of Business. Seller has operated the Business in the ordinary course of business, consistent with past practice, and, to Seller’s, Principal’s and Member’s Knowledge, there is no business condition that materially adversely affects the Assets (excluding any changes in the industry in which the Seller participates, or general United States or global economic or market conditions, unless such event, change, condition or effect has a disproportionate adverse effect on the Assets or the Business), nor has any distributor or supplier with which Seller does business threatened to terminate such business relationship(s).

4.14

Compliance with Laws. To the Knowledge of Seller, since April 14, 2019, Seller is and has been in material compliance with all applicable laws relating to the operation of the Business and its ownership, use and occupation of the Dealership Facilities, and is not and has not been either charged with, in receipt of any notice or warning of, or to the Knowledge of Seller, Principal and Member, under investigation with respect to, any failure or alleged failure to comply with any provision of any applicable law.

4.15	Employment Matters.

(a)

Part 4.15 of the Disclosure Schedule is a true and complete list of all employees of the Business as of the Effective Date and their respective dates of hire, positions, base salary and commission and/or bonus schedule (if applicable). Except as set forth on Part 4.15 of the Disclosure Schedule, none of such employees has any employment agreement or similar agreement (written or otherwise) with Seller or is covered by a collective bargaining agreement or included in a bargaining unit represented by a union. Except as set forth on Part 4.15 of the Disclosure Schedule, there have not been any unfair labor practice complaints, labor difficulties or work stoppages, or threats thereof, affecting any of Seller’s activities at the Business. Except as set forth on Part 4.15 of the Disclosure Schedule, Seller does not have any collective bargaining or union contracts or agreements and there is no union campaign presently being conducted to solicit employees to authorize a union to request a National Labor Relations Board certification election with respect to any of Seller’s employees at the Business.

(b)

Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Seller has complied with applicable laws with respect to the payment of social security and unemployment taxes, and the withholding of income taxes, and Seller is not liable for or in arrears with respect to any wages, or taxes (including interest and penalties thereon) for failure to comply with any of the foregoing.

(c)

Except as set forth on Part 4.15 of the Disclosure Schedule, Seller is not aware of any employee that intends to terminate his or her employment relationship with Seller. Seller has no contract or understanding for the future employment of any person in connection with the Business.

(d)

Except as set forth on Part 4.15 of the Disclosure Schedule, to the Knowledge of Seller, Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans as set forth in the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including, without limitation, Section 4980B of the Internal Revenue Code (as well as its predecessor provision, Section 162(k) of the Internal Revenue Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA.”

(e)	Part 4.15 of the Disclosure Schedule includes a list of all former employees of Seller currently entitled to or receiving benefits under COBRA.

4.16

Financial Statements. Seller’s financial statements that have been presented to Purchaser were prepared in accordance with generally accepted accounting principles and fairly represent in all material respects the financial condition and results of operations of Seller as of the times and for the periods referred to therein.

4.17

Current Vehicle Orders. Part 4.17 of the Disclosure Schedule contains a description of all current New Vehicle or Other Vehicle orders that have not been delivered as of the Closing Date and those vehicles that are currently located at a body shop and are subject to a retail sales order with a customer. For confidentiality purposes, Part 4.17 of the Disclosure Schedule shall not list the customer by name or the applicable Vehicle Manufacturer by name.

4.18

COVID – 19 Mitigation Efforts. Seller (a) has used all commercially reasonable efforts to implement in all material respects all workplace, operational and other precautions and measures regarding the COVID-19 pandemic required by applicable laws and orders (which, for clarity, shall not include any guidelines or recommendations of Governmental Authorities that were not mandatory at the relevant time) and (b) is in compliance in all material respects with all COVID-19 Acts and any and all mandatory “shelter in place,” “stay at home” or similar orders.

4.19

No Other Representations; Disclaimer as to Projections. The purchase of the Assets and the consummation of the contemplated transactions by the Purchaser are not done in reliance upon any representation or warranty by, or information from, the Seller, the Principal or the Member or their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in this Agreement (in each case, as modified by the Disclosure Schedules, as modified or supplemented hereunder), and Purchaser acknowledges that the Seller, the Principal and the Member expressly disclaim any other representations and warranties.

In connection with Purchaser’s investigation of the Assets and the Business, Purchaser may have received from or on behalf of the Seller certain estimates, projections and other forecasts and plans. Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against the Seller with respect thereto. Accordingly, none of the Seller, the Principal or the Member makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article 5 are true, correct and complete in all material respects as of the Effective Date and will be true, correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article 5), as follows:

5.1

Organization. Each Purchaser except Rush Truck Centers of Texas, L.P. is duly organized, validly existing and in good standing under the laws of the State of Delaware. Rush Truck Centers of Texas, L.P. is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas.

5.2

Authorization. Purchaser has full legal right and power to enter into and deliver this Agreement, to consummate the Transaction, and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity.

5.3

Brokers and Finders. No broker or finder has acted for Purchaser or its Affiliates in connection with this Agreement or the Transaction and no broker or finder is entitled to any brokerage or finder’s fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or its Affiliates.

5.4

Effect of Agreement. The execution and delivery of this Agreement and the consummation of the Transaction will not: (a) result in any breach of any of the terms or conditions of Purchaser’s charter, bylaws or other organizational documents of Purchaser, or constitute a default under any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Purchaser is now a party or by which Purchaser or any of its properties or assets may be bound or affected; or (b) result in any violation of any Governmental Requirement applicable to Purchaser.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations, warranties, covenants and obligations contained in the Transaction Documents shall survive until the eighteenth (18th) month after the Closing Date, except with respect to the following: (i) the representations and warranties set forth in Article 4.4 (Taxes and Governmental Returns) and Article 4.15 (Employment Matters), which shall survive until the ninetieth day following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof); and (ii) any representation, warranty, covenant or obligation that is fraudulently made, which shall survive indefinitely. The waiver of any condition based upon the accuracy of any representation or warranty, or the performance or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations. Purchaser acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Business and the Assets, and in no event shall Seller have any liability to Purchaser with respect to a breach of representation, warranty or covenant under this Agreement to the extent that the Purchaser knew of such breach as of the Closing Date.

ARTICLE 7
SALE OF ASSETS PRIOR TO THE CLOSING DATE

Except as to sales or leases to customers in the ordinary course of business and substantially consistent with past practice or the sale of any Asset less than $10,000, Seller shall not enter into or amend any contracts related to the Assets between the Effective Date and the Closing Date without the express written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned and which consent may be granted or approved by Purchaser by way of electronic mail to Seller. Seller will provide all information relating to each such contract or amendment that is reasonably requested by Purchaser to enable Purchaser to make an informed decision regarding approval of such contract or amendment. Any sale of Assets shall be accounted for in calculating the Purchase Price. Further, Seller shall not sell any inventory except in the ordinary course of business and substantially consistent with past practices.

ARTICLE 8
COVENANTS OF SELLER, PRINCIPAL AND MEMBER PRIOR TO THE CLOSING DATE

Seller, Principal and Member hereby covenant and agree that from the Effective Date through the Closing Date or earlier termination of this Agreement:

8.1

Access to Information. Seller shall afford to the officers and authorized representatives of Purchaser access to the Dealership Facilities, documents, books and records of Seller related to the Assets and the Business, provided that Purchaser shall not unreasonably interfere with Seller’s operations, and shall furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request.

8.2	General Affirmative Covenants. Each of Seller, Principal and Member shall cause Seller to:

(a)	conduct the Business in the ordinary course substantially consistent with past practice;

(b)	maintain the Assets in reasonable working order and condition, wear and tear excepted;

(c)	perform all its obligations under agreements relating to or affecting the Assets or the Business;

(d)	keep in full force and effect insurance coverage on the Assets and the operation of the Business consistent with historical practice;

(e)

timely file all reports or returns required to be filed with any Governmental Authority, and pay all Taxes levied or assessed upon it or its properties or upon any part thereof as and when such become due and payable if not contested by Seller;

(f)

observe and conform to all Governmental Requirements relating to the Assets or its properties or to the operation and conduct of its Business and all covenants, terms and conditions upon or under which any of its properties are held to the extent material to the Assets or the Business;

(g)	timely take all actions herein necessary to carry out the Transaction;

(h)	use its commercially reasonable efforts to maintain and preserve the Business, and retain its present employees, customers, suppliers and others having business relations with it; and

(i)	use its commercially reasonable efforts to preserve and maintain the goodwill of the Business.

8.3

General Negative Covenants. Seller shall not take, and Principal and Member will not permit Seller to take, any of the following actions without the prior written consent of Purchaser, which consent shall (i) not be unreasonably withheld, delayed or conditioned and (ii) with respect to any contract, agreement, obligation, lease, license or commitment related to the Assets, include either (y) Purchaser’s agreement to assume same as an Assumed Contract or (z) notice that Purchaser will not assume same as an Assumed Contract:

(a)

entering into or amending or assuming any contract, agreement, obligation, lease, license or commitment related to the Assets (or of a type included in the Assets) other than in accordance with the provisions of Article 7;

(b)

except in the ordinary course of business and consistent with past practice, selling, leasing, abandoning or otherwise disposing of any of the Assets, including, but not limited to, real property, machinery, equipment or other operating properties;

(c)	engaging in any activities or transactions that would or might reasonably be expected to adversely affect the Assets or the Business;

(d)

making any organizational change or personnel change, except for changes which do not in the aggregate materially increase or decrease Seller’s workforce, or increasing the compensation by more than three percent (3%) or benefits of any employee of Seller except in the ordinary course consistent with past practice;

(e)	acquiring any asset that would then become a Shop Tool and Equipment or FF&E hereunder without consent of Purchaser if the cost of such asset exceeds $10,000; or

(f)

selling or agreeing to sell any New Vehicles or any Other Vehicles which Purchaser has agreed in writing to purchase from Seller, in any transaction or any series of related transactions on terms, in number or with gross profit margins materially inconsistent with past practices, or purchasing or agreeing to purchase New Vehicles or Other Vehicles in a transaction or any series of related transactions on terms, in number or for prices materially inconsistent with past practices.

8.4

Disclosure of Misrepresentations and Breaches. If any of the representations or warranties of Seller, Principal or Member hereunder are determined by Seller, Principal or Member to have been incorrect when made, or are determined by Seller, Principal or Member to be incorrect as of any date subsequent to the Effective Date, or if any of the covenants of Seller, Principal or Member contained in this Agreement have not been complied with in a timely manner, then Seller, Principal or Member shall notify Purchaser to such effect in a timely manner (provided that such notice shall in no way limit the rights of Purchaser (a) under Article 16 to terminate this Agreement or refuse to consummate the Transaction or (b) to enforce any rights or remedies it may have hereunder).

8.5

Government Filings. Seller, Principal and Member shall cooperate with Purchaser and its representatives in the preparation of any documents or other material that is required by any Governmental Authority in connection with the Assets or the Business or the Transaction. With respect to any filing required by the HSR Act, any filing fee shall be paid by Purchaser and each party shall pay its own attorneys’ and accountants’ fees in connection with such filing.

8.6

Access to and Inspection of Premises, Facilities and Equipment. Upon prior reasonable notice to Seller, Seller shall afford the officers and authorized representatives of Purchaser reasonable access to the Assets and the Dealership Facilities during normal business hours to inspect such Assets in such manner as Purchaser shall deem appropriate, including, but not limited to, an environmental audit of the Dealership Facilities. If upon completion of such inspection of the Assets or the Dealership Facilities, Purchaser finds any material condition that Purchaser, in its sole but reasonable discretion, considers unacceptable (such condition is a “Defect”), then Purchaser may deliver written notice to Seller specifying such Defect (a “Defect Notice”).

(a)

If Purchaser timely delivers to Seller a Defect Notice, Seller may elect to cure such Defect if such Defect is reasonably susceptible to cure. Seller may exercise such election by delivering written notice of such election to Purchaser within fifteen (15) days after receipt of the Defect Notice (the “Election Period”). If Seller does not elect to cure such Defect within the Election Period (it being understood and agreed that Seller shall have no duty to make such election to cure), (i) Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller at any time within the fifteen (15) day period after expiration of the Election Period and (ii) if Purchaser does not timely elect to so terminate this Agreement, (A) the remediation of such Defect shall not be a condition to Purchaser’s obligation to consummate the Transaction and (B) Seller shall have no obligation to indemnify Purchaser pursuant to Article 13.1 or Article 13.6 with respect to any matter to the extent arising from or relating to such Defect.

(b)

If Purchaser does not timely deliver a Defect Notice to Seller with respect to a given Defect, Purchaser shall have no right to terminate this Agreement pursuant to Article 16.2 because of the existence of such Defect.

(c)

With respect to any Defect that Seller elects to cure in accordance with this Article 8.6, Seller shall promptly commence such cure and diligently pursue such cure to completion at soon as reasonably practicable. If a Defect is not reasonably susceptible to cure prior to the Closing Date, then Seller shall formulate a plan of Remediation, which shall comply with applicable Requirements of Environmental Law and be subject to the prior, written approval of Purchaser (which approval shall not be unreasonably withheld). The costs and expenses of the Remediation shall be borne solely by Seller. “Remediation” means, with respect to a Defect, (i) the removal and elimination of the underlying environmental condition, (ii) the taking of all acts reasonably necessary to cause the subject matter of the Defect to be in compliance with all applicable Requirements of Environmental Law, and (iii) ultimately obtaining a letter or other confirmation from the Governmental Authority having jurisdiction over the subject matter of the Defect that no further removal, remediation or other action with respect to such environmental condition is required. If the parties are unable to reach an agreement, after the exercise of good faith and reasonable efforts, on the plan of Remediation with respect to the Defect, either Seller or Purchaser may terminate this Agreement.

(d)

Unless this Agreement is terminated, Seller will cause the Remediation of the Defect to be undertaken by, if applicable, an environmental firm reasonably satisfactory to Purchaser in accordance with the applicable Requirements of Environmental Law, any other requirements of the Governmental Authority having jurisdiction over the subject matter of the Defect and the plan of Remediation approved by Purchaser. If the Remediation is to continue pursuant to the plan after the Closing Date, Seller shall cause the Remediation to be completed in accordance with the timeframes set forth in the plan of Remediation and in a manner that minimizes, to the maximum extent possible, the interference or disruption of the Business operations continued by Purchaser.

(e)

If (i) a Defect specified in a Defect Notice is not reasonably susceptible to cure or (ii) Seller elects to cure a Defect in accordance with Article 8.6(a) but fails to discharge its obligations pursuant to Article 8.6(c) that must be discharged prior to the Closing Date, then, in any such event, Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller (either as part of the Defect Notice or by separate written notice given any time thereafter).

(f)

Notwithstanding the foregoing, Purchaser shall bear the costs and expenses incurred by Purchaser with respect to its environmental inspection and audit. Purchaser will not conduct or cause to be conducted any Phase II testing or other invasive or destructive testing of any kind or nature without first receiving the prior written consent of Seller (which consent will not be unreasonably withheld or delayed). To the extent Seller is liable for any violations of any Requirement of any Environmental Law, Seller shall remain fully liable for any such violations or other existing conditions upon or in respect of the property that Purchaser or its agents identifies during its environmental inspection and audit and Purchaser shall have no obligation to indemnify Seller or hold Seller harmless from or against any damages that may result from any such violations of any Requirement of Environmental Law or other existing conditions.

8.7

Third Party Consents. Each party shall cooperate in good faith and shall use their respective best efforts to obtain any third-party consents required pursuant to this Agreement, including, without limitation, the approval of the Transaction by the Vehicle Manufacturers and Idealease. In furtherance thereof, Seller shall provide to Purchaser notices on Seller’s letterhead addressed to the Vehicle Manufacturers and Idealease and prepared in accordance with any applicable statutes of the States of Arkansas, Kansas, Missouri, Mississippi, Oklahoma, Tennessee and Texas, as applicable, if any, disclosing this Agreement and the Transaction to the Vehicle Manufacturers and Idealease, which notices shall include a request that the Vehicle Manufacturers and Idealease provide to Purchaser any forms or applications necessary to approve the Transaction. Seller shall not provide the Vehicle Manufacturers or Idealease with initial notice of the Transaction except in strict accordance with this Article 8.7.

8.8

Customer List. At least four weeks prior to the Closing Date, Seller will provide Purchaser with a true, correct and complete list of all customers of the Business (by aggregate five-year volume) to which Seller has sold or provided products or services during the five (5) years immediately preceding the date of delivery (the “Customer List”) in electronic format.

8.9

Notice and Termination of Employees.  Seller shall provide its employees such notice and take such other further action as may be legally required to terminate its employees’ employment on the Closing Date.  Seller also agrees to terminate the employment of each of its employees on the Closing Date.

ARTICLE 9
COVENANTS REGARDING THE CLOSING; EVENTS OF THE CLOSING

9.1

Covenants of Seller, Principal and Member. Seller, Principal and Member hereby covenant and agree that they shall: (a) use commercially reasonable efforts to cause all of their representations and warranties set forth in this Agreement, as qualified by the Disclosure Schedule, to be true in all material respects on and as of the Closing Date or provide explanation in an amendment to the Disclosure Schedule; (b) use commercially reasonable efforts to cause all of their obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled; (c) use commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date; and (d) deliver to Purchaser at the Closing the documents or instruments required to be delivered pursuant to Article 9.4(a), including the Seller’s Certificate (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any of such additions or exceptions cause any of the conditions to Purchaser’s obligations as set forth in Article 10 not to be fulfilled, such additions and exceptions shall in no way limit the rights of Purchaser to terminate this Agreement or refuse to consummate the Transaction under Article 10 and Article 16).

9.2

Covenants of Purchaser. Purchaser hereby covenants and agrees that it shall: (a) use commercially reasonable efforts to cause all of its representations and warranties set forth in this Agreement to be true in all material respects on and as of the Closing Date; (b) use commercially reasonable efforts to cause all of its obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled; (c) use commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date (provided that failure by Purchaser to comply with a second request for information under the HSR Act or any requested divesture of assets or to enter into any consent or similar order or agreement shall not constitute a failure of Purchaser to use commercially reasonable efforts); and (d) deliver to Seller at the Closing the documents or instruments required to be delivered pursuant to Article 9.4(b), including the Purchaser’s Certificate (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any of such additions or exceptions cause any of the conditions to Seller’s obligations hereunder as set forth in Article 11 not to be fulfilled, such additions and exceptions shall in no way limit the rights of Seller to terminate this Agreement or to refuse to consummate the Transaction under Article 11 and Article 16).

9.3

Inventory Count. Within five (5) days prior to the Closing, Seller and Purchaser shall each appoint one or more representatives knowledgeable in the commercial vehicle business and shall cause such representatives to conduct a joint inventory count and listing of the inventory of the Assets as of the Closing Date. Each party shall bear their cost of conducting such count.

9.4	Events of the Closing; Delivery of Documents. At the Closing:

(a)	Seller’s Obligations. Seller shall deliver to Purchaser at Seller’s expense:

i.	possession of the Assets and all documents and records relating thereto;

ii.	a General Conveyance and Assignment Agreement covering the Assets (the “General Conveyance and Assignment”), duly executed by Seller;

iii.	title and transfer documents covering any Assets covered by certificates of title, duly executed by Seller;

iv.

such other transfer and release documents, which Purchaser may reasonably request to transfer the Assets to Purchaser, free and clear of any liens or encumbrances of any nature whatsoever, duly executed by Seller;

v.	the Seller’s Certificate, duly executed by Seller, Principal and Member;

vi.	updated Disclosure Schedule, duly executed by Seller, Principal and Member;

vii.	a copy of duly adopted resolutions of the board of directors of Seller authorizing execution of this Agreement and the closing of the Transaction;

viii.	any assignments or other documents required by any Vehicle Manufacturer or Idealease to effectuate the Transaction, duly executed by Seller;

ix.

proof of payment of all Taxes, assessments and other governmentally imposed fees, which have accrued against the assets as of the Closing Date or which become due as the result of the consummation of the Transaction or proof of provision for the payment of the same, reasonably satisfactory to Purchaser;

x.	an instrument of assignment and assumption with respect to the Assumed Liabilities (the “Assumption Instrument”), duly executed by Seller;

xi.	certificates of good standing with respect to Seller from the States of Arkansas, Kansas, Mississippi, Missouri, Oklahoma, Tennessee and Texas dated as of a recent date prior to the Closing Date;

xii.	Agreements terminating any leases with respect to the Dealership Facilities that are being purchased pursuant to the Agreement to Purchase the Dealership Facilities;

xiii.	evidence that Seller has terminated (or upon Closing will terminate) its dealer sales and service agreements with the Vehicle Manufacturers; and

xiv.

any other documents as Purchaser may reasonably require of Seller in connection with the Transaction; provided, however, that none of such documents shall in any way expand, limit or otherwise vary the promises, agreements, representations and warranties of the parties set forth in this Agreement.

(b)	Purchaser’s Obligations. Purchaser shall deliver to Seller at Purchaser’s expense:

i.	the Purchase Price, as adjusted pursuant to the applicable provisions of this Agreement;

ii.	the Purchaser’s Certificate, duly executed by Purchaser;

iii.	the General Conveyance and Assignment, duly executed by Purchaser;

iv.	the Assumption Instrument, duly executed by Purchaser;

v.	a copy of duly adopted resolutions of the board of directors of Purchaser authorizing the execution of this Agreement and closing of the Transaction; and

vi.	any other documents reasonably required of Purchaser at the Closing pursuant to any other provisions of this Agreement, duly executed by Purchaser.

ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are, at the option of Purchaser, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Purchaser in its sole discretion or completed simultaneously with the Closing):

10.1

Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Seller, Principal and Member contained in this Agreement, as qualified by the Disclosure Schedule, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date). Each and all of the agreements and covenants of Seller, Principal and Member to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects. Seller, Principal and Member shall have delivered to Purchaser a certificate (“Seller’s Certificate”) dated as of the Closing Date and executed by Seller, Principal and Member to all such effects or disclosing any such representation or warranty not so true and correct or any such agreement or covenant not so performed.

10.2

No Governmental Actions. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the Transaction. No Governmental Authority shall have taken any other action as a result of which management of Purchaser reasonably deems it inadvisable to proceed with the Transaction.

10.3

No Adverse Change. No Material Adverse Effect shall have occurred, and no material loss or damage to any of the Assets, whether or not covered by insurance, shall have occurred since the Effective Date.

10.4

Update of Contracts. Seller shall have delivered to Purchaser an accurate list, as of the Closing Date, showing: (a) all agreements, contracts and commitments of the type listed on Part 4.5 of the Disclosure Schedule entered into since the Effective Date (including, but not limited to, amendments, if any, to the items listed on Part 4.5 of the Disclosure Schedule); and (b) all other agreements, contracts and commitments related to the Assets entered into since the Effective Date, together with true, complete and accurate copies of all documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the items on the list (the “New Contracts”). Purchaser shall have the opportunity to review the New Contracts and shall have the right to delay the Closing for up to five (5) days if, in its reasonable discretion, Purchaser deems such a delay necessary to enable it to adequately review the New Contracts. All of the New Contracts that are approved in writing by Purchaser prior to the Closing (including those that Purchaser has agreed to assume pursuant to the consent given under Article 8.3(a), as it may be delayed (whether such approval by Purchaser is given before or after Seller executes the New Contract), shall be included in the Assets (with no addition to the Purchase Price) and the future obligations of Seller thereunder shall be assumed by Purchaser. Any New Contracts that are not approved in writing by Purchaser prior to the Closing shall remain the sole obligation of Seller, shall not be assumed by Purchaser and Purchaser shall have no obligation or liability with respect thereto.

10.5	[Intentionally omitted]

10.6

Notices and Consents. No notice to or consent, authorization, approval or order of any Person shall be required for the consummation of the Transaction (except for notices that have been duly and timely given and consents, authorizations and approvals that have been obtained). True and correct copies of all required notices, consents, authorizations and approvals shall have been delivered to Purchaser and shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

10.7

Other Documents. Seller shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Purchaser or its employees or representatives may reasonably request.

10.8

Dealer License. Purchaser shall have obtained written approval from the appropriate department or agency of the States of Arkansas, Kansas, Mississippi, Missouri, Oklahoma, Tennessee and Texas to be licensed as a new motor vehicle dealer with respect to each Vehicle Manufacturer and to do business as a motor vehicle dealer with respect to Collins, Crane Carrier, Dennis-Eagle, Ford, Isuzu, IC Bus, International and Ottawa, as applicable, at each of the Dealership Facilities listed on Exhibit A, which is consistent with the manner in which the Seller operates the Dealership Facilities today.

10.9	Inventory Count. The inventory count contemplated by Article 9.3 shall be complete.

10.10	[Intentionally omitted]

10.11

Dealership and Franchise Agreements. Each Vehicle Manufacturer and Idealease shall have executed and delivered to Purchaser (or shall have expressed in writing its readiness and willingness to so execute and deliver contemporaneously with Closing and shall so execute and deliver contemporaneously with Closing) dealership or franchise agreements and ancillary or related agreements, in form and substance satisfactory to Purchaser in its reasonable discretion, covering Seller’s franchise territories for each Vehicle Manufacturer and Idealease.

10.12	Governmental Approvals. All necessary government and regulatory approvals have been obtained and any required waiting periods under the HSR Act, as applicable, shall have expired or been terminated.

10.13

Liens Released. Except for Permitted Liens, every lien or encumbrance of any nature, if any, relating to the Assets shall have been (or shall contemporaneously with the Closing be) terminated or released and proof of such termination or release (or proof that the contemporaneous termination and release will be occurring) shall have been delivered to Purchaser, unless Purchaser intends to (or Seller requests that Purchaser) make payments directly to the secured party at Closing to terminate or release such lien or encumbrance in accordance with Article 3.6.

10.14

Agreement to Purchase the Dealership Facilities. Seller and Seller’s Affiliates shall have executed and delivered to Purchaser the Agreement to Purchase the Dealership Facilities and agreed to consummate the transactions contemplated thereby simultaneous with the Closing of the Transaction.

10.15

Agreements to Lease Certain of the Dealership Facilities. Seller and Seller’s Affiliates shall have executed and delivered to Purchaser those Agreements to Lease Certain of the Dealership Facilities and agreed to consummate the transactions contemplated thereby simultaneous with the Closing of the Transaction.

10.16

No Litigation. No action, suit, or proceeding shall be pending, or threatened, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (a) prevent consummation of any of the transactions contemplated by this Agreement; (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (c) affect adversely the right of Purchaser to own the Assets and to operate the former businesses of Seller (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

10.17

Third Party Consents. Seller, Principal and Member shall each cooperate in good faith and shall use their best efforts to obtain any third-party consents required pursuant to this Agreement, including, without limitation, the approval by the Vehicle Manufactures and Idealease of the Transaction.

10.18

Performance of Obligations. Seller shall have fully complied with and performed all its obligations under this Agreement and any related agreements required to be performed or complied with prior to or at the Closing Date, including tendering for delivery to Purchaser all of the items as required in Article 9.4(a) herein.

ARTICLE 11
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER, PRINCIPAL AND MEMBER

The obligations of Seller, Principal and Member hereunder are, at their option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Seller, Principal and Member in their sole discretion or completed simultaneously with the Closing):

11.1

Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date shall have been performed. Purchaser shall have delivered to Seller a certificate (“Purchaser’s Certificate”) dated the Closing Date and executed by Purchaser to all such effects.

11.2

Governmental Approvals. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the Transaction. No Governmental Authority shall have taken any other action resulting in management of Seller reasonably deeming it inadvisable to proceed with the Transaction.

11.3	Inventory Count. The inventory count contemplated by Article 9.3 shall be complete.

11.4

Government Filings. Purchaser shall cooperate with Seller, Principal and Member in the preparation of any documents or other material that is required by any Governmental Authority in connection with the Assets or the Business or the Transaction.

11.5	Governmental Approvals. All necessary government and regulatory approvals have been obtained and all required waiting periods under the HSR Act shall have expired or been terminated.

11.6

Agreement to Purchase the Dealership Facilities. Purchaser shall have executed and delivered to Seller and Seller’s Affiliates the Agreement to Purchase the Dealership Facilities and agreed to consummate the transactions contemplated thereby simultaneous with the Closing of the Transaction.

11.7

Agreements to Lease Certain of the Dealership Facilities. Purchaser shall have executed and delivered to Seller and Seller’s Affiliates those Agreements to Lease Certain of the Dealership Facilities and agreed to consummate the transactions contemplated thereby simultaneous with the Closing of the Transaction

11.8

No Litigation. No action, suit, or proceeding shall be pending, or threatened, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

11.9

Dealership and Franchise Agreements. Each Vehicle Manufacturer and Idealease shall have executed and delivered to Purchaser (or shall have expressed in writing its readiness and willingness to so execute and deliver contemporaneously with Closing and shall so execute and deliver contemporaneously with Closing) dealership or franchise agreements and ancillary or related agreements, in form and substance satisfactory to Purchaser in its reasonable discretion, covering Seller’s franchise territories for each Vehicle Manufacturer and Idealease.

11.10

Third Party Consents. Purchaser shall cooperate in good faith and shall use its best efforts to obtain any third-party consents required pursuant to this Agreement, including, without limitation, the approval by the Vehicle Manufactures and Idealease of the Transaction.

11.11

Performance of Obligations. Purchaser shall have fully complied with and performed all its obligations under this Agreement and any related agreements, required to be performed or complied with prior to or at the Closing Date, including tendering for delivery to Seller all of the items as required in Article 9.4(b) herein.

ARTICLE 12
SPECIAL CLOSING AND POST-CLOSING COVENANTS

12.1

Further Assurances. After the Closing, as and when requested by any party hereto from time to time, the other parties hereto shall, and shall cause their Affiliates to, execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement including, without limitation, executing and delivering any instrument Purchaser may reasonably request to convey the Assets to Purchaser as required by this Agreement.

12.2

Delivery of Funds and Other Assets Collected by Seller or Purchaser. To the extent Seller receives any funds or other assets as payment for or otherwise in connection with any of the Assets being sold to Purchaser pursuant hereto after the Closing Date, Seller shall deliver such funds or other assets to Purchaser within five (5) business days or account for such funds in the calculation of the Final Purchase Price if it has not been calculated and take all steps necessary to vest title to such funds or other assets in Purchaser. To the extent Purchaser receives any funds for or otherwise in connection with any of the Excluded Assets or other businesses or assets of Seller not being sold to Purchaser pursuant hereto, Purchaser shall deliver such funds or other assets to Seller within five (5) business days or account for such funds in the calculation of the Final Purchase Price if it has not been calculated and take all steps necessary to vest title to such funds or other assets in Seller.

12.3

Limitation on Use of Name of Seller. Immediately upon the occurrence of the Closing, Seller, Principal and Member shall cease using the name Summit Truck Group and all derivations thereof or all public advertising or solicitation purposes, and covenant and agree that after the Closing they will not, directly or indirectly, use such names; provided Seller may use such names for a period of one year following the Closing for the sole purpose of winding up the affairs of Seller. Purchaser agrees that Seller is not required to change its name.

12.4	Post-Closing True-Up of Calculation of Final Purchase Price.

(a)

The parties agree that certain adjustments to the Purchase Price may need to be made after the Closing because Purchaser may receive funds or assets after Closing as a result of, or with respect to, the operation of the Business prior to the Closing Date, or Purchaser may receive bills for expenses which relate exclusively to the operation of the Business prior to the Closing Date, or the parties may identify other errors or omissions in the calculation of the Purchase Price. No more than one hundred eighty (180) days following the Closing Date, unless otherwise agreed upon by the parties, Seller and Purchaser shall jointly prepare a final calculation of the Purchase Price (the “Final Purchase Price”), which shall incorporate all necessary adjustments based on the immediately preceding sentence. If the Final Purchase Price is greater than the Purchase Price paid to Seller on the Closing Date, then Purchaser shall pay to Seller, the amount of such increase within five (5) business days. If the Final Purchase Price is less than the Purchase Price paid to Seller on the Closing Date, then Purchaser shall be entitled to collect from the Escrow Amount the amount of such overpayment to Seller and if Purchaser is still owed money after collecting from the Escrow Amount, then Seller or Principal shall pay to Purchaser the amount owed within five (5) business days.

(b)

In the event Seller and Purchaser are unable to reach agreement on the Final Purchase Price, then the parties shall submit the matter to a public accounting firm (the “Accountants”) acceptable to the parties hereto for resolution. Such resolution by the Accountants shall be set forth in a written report (“Accountants’ Report”) delivered by the Accountants to the parties hereto within fifteen (15) days following the submission of such dispute to the Accountants. Such resolution by the Accountants shall be final and binding upon the parties hereto and any amounts due shall be distributed in accordance with the terms hereof within fifteen (15) days following the delivery of the Accountants’ Report to the parties hereto. The fees charged by the Accountants shall be paid 50% by Seller and 50% by Purchaser.

12.5

Further Cooperation. Seller and Purchaser shall reasonably cooperate and assist each other to achieve and close out all post-closing matters. Such cooperation shall include, but is not limited, to Purchaser affording Seller and its representatives access to the Assets and the Dealership Facilities during normal business hours for the purpose of closing out its pre-closing Business and matters related to the Excluded Assets and Excluded Liabilities, such as its warranty receivables and claims.

12.6

Maintenance and Access to Records after Closing. From and after the Closing Date, Seller and its representatives shall have reasonable access to inspect, copy, and make excerpts of all books and records transferred to Purchaser. The access to the books and records shall be afforded by Purchaser upon receipt of reasonable advance notice of Seller. Purchaser shall retain the books and records for a period of four (4) years from the Closing Date, unless instructed otherwise by Seller.

ARTICLE 13
INDEMNITY BY SELLER, PRINCIPAL AND MEMBER

13.1

Indemnity. Seller, Principal and Member (collectively, the “Seller Indemnifying Parties” and individually, a “Seller Indemnifying Party”) shall, and hereby do, jointly and severally indemnify, hold harmless and defend Purchaser and its officers, directors, employees and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all penalties, demands, damages, punitive damages, losses, liabilities, suits, costs (including, without limitation, reasonable attorneys’ fees), costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon) and remediation costs and expenses (including, without limitation, costs of investigation and reasonable attorneys’ fees) (“Purchaser Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the Purchaser Indemnified Parties by any Person to the extent resulting from, incurred in connection with or arising out of any one or more of the following:

(a)

any liability or claim for liability (whether based in contract, in tort, on strict or statutory liability or otherwise, and whether or not successful) related in any way to the Dealership Facilities, the Assets or the Business to the extent such liability or claim for liability arises in whole or in part in connection with any action, omission or event occurring on or prior to the Closing Date (including, but not limited to, claims for product liability, negligence or warranty with respect to products distributed, serviced or sold by Seller on or prior to the Closing Date (excluding claims covered by Manufacturer warranty) and claims for services performed in whole or in part by Seller on or prior to the Closing Date);

(b)	any liability or claim for liability related to any Excluded Asset or any Excluded Liabilities regardless of whether such claim is asserted against Seller, Principal, Member or Purchaser;

(c)	any liability or claim for liability (whether based in contract, in tort, on strict or statutory liability or otherwise, and whether or not successful) related to Taxes of Seller;

(d)	any finance, warranty, or insurance chargebacks to Purchaser’s account for finance, warranty, or insurance products sold by Seller prior to Closing;

(e)

any claim by or through any Member, director, officer or employee (or former member, director, officer or employee) of Seller, any Affiliate of Seller or any predecessor entity of any of the foregoing for any payment (or alleged payment) arising out of, relating to or resulting from the consummation of the Transaction or the other transactions contemplated by this Agreement, including any claim for any change in control, transaction bonus, severance payment or any entitlement to the Purchase Price (or any portion thereof or interest therein), based on any obligation or liability arising or existing prior to the Closing.

(f)	any breach of any representation or warranty made by Seller, Principal or Member contained in the Transaction Documents;

(g)	any breach or nonfulfillment of any covenant or obligation of Seller, Principal or Member contained in the Transaction documents; and

13.2

Notice of Claim. Purchaser agrees that upon its discovery of facts reasonably giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it, or of notice, of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person with respect to any matter as to which any of the Purchaser Indemnified Parties are entitled to indemnity under the provisions of this Agreement (such actions being collectively referred to herein as a “Purchaser Claim”), Purchaser will give prompt notice thereof in writing to the Seller Indemnifying Parties, together with a reasonable statement of such information as it shall then have; provided that any delay in giving or failure to give such notice shall not limit the rights of the Purchaser Indemnified Parties to indemnity hereunder except in accordance with the time limitations provided in Article 13.5 or to the extent that Seller, Principal or Member demonstrate they have been damaged by such delay or failure. In the event that the parties are not able to resolve any Purchaser Claim within thirty (30) days of the date received by Seller, Purchaser shall submit the Purchaser Claim to the Escrow Agent, and the parties will follow the procedures set for in the Escrow Agreement to resolve the Purchaser Claim.

13.3

Right of Seller to Conduct Defense. In the event of a Purchaser Claim, Seller, at its option, may assume, with legal counsel reasonably acceptable to the Purchaser, the defense of any claim, demand, lawsuit or other proceeding in connection with the Purchaser Claim; provided that Purchaser shall have the right at its own expense to participate jointly with Seller in the defense of any claim, demand, lawsuit or other proceeding in connection with the Purchaser Claim. In the event that Seller elects to undertake the defense of any Purchaser Claim hereunder, Purchaser shall cooperate with Seller in regard to all matters relating to the Purchaser Claim so as to permit Seller to manage such Purchaser Claim with regard to the amount of Purchaser Damages payable by Seller hereunder. None of Purchaser, Seller, Principal or Member shall be entitled to settle any Purchaser Claim without the prior written consent of the other, which consent shall not unreasonably be withheld.

13.4

Insurance, Refunds and Payment. Seller Indemnifying Parties’ indemnification obligations shall be reduced to the extent that the subject matter of any Purchaser Claim is covered by and has been paid to Purchaser or its Affiliates pursuant to a warranty or indemnification from a third party or third party insurance (excluding Purchaser’s own insurance) or similar reimbursement. Purchaser shall not be required to pursue such payments at its expense, but Purchaser shall reasonably cooperate in any efforts of Seller Indemnifying Parties to pursue such recoveries. Seller Indemnifying Parties shall promptly pay to Purchaser in cash by wire transfer the amount of any Purchaser Damages to which Purchaser may become entitled due to the provisions of this Agreement. The parties shall treat all indemnification payments made under this Agreement as adjustments to the Purchase Price for Tax purposes, unless otherwise required by law.

13.5

Time Limits for Indemnity Claims. A claim for indemnification under Article 13.1(a), Article 13.1(b), Article 13.1(d) or Article 13.6 may be made at any time after the Closing Date. Any claim for indemnification under Article 13.1(e) or Article 13.1(f) must be made within eighteen (18) months of the Closing Date, except that claims for indemnification under Article 13.1(e) based upon the breach of any representation or warranty set forth in Article 4.4 (Taxes and Governmental Returns) and Article 4.15 (Employment Matters), which shall survive until the ninetieth day following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). Any claim for indemnification under Article 13.1(c) may be made until the ninetieth (90th) day following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

13.6

Environmental Liability of Seller Indemnifying Parties. Seller Indemnifying Parties jointly and severally shall retain liability for, and Seller Indemnifying Parties jointly and severally shall indemnify, hold harmless and defend the Purchaser Indemnified Parties, at all times from and after the Effective Date, from and against all claims (whether based in contract, in tort, on strict or statutory liability or otherwise, and whether or not successful), fines, penalties, liabilities, damages and losses, including but not limited to remedial, removal, response, abatement, clean-up, investigation and monitoring costs and any other related costs and expenses incurred (whether any claims or causes of action relating thereto be asserted in common law or under statute and regardless of form including strict liability and negligence) arising from (a) any violation by Seller of any Requirement of Environmental Law or Environmental Permits occurring prior to or existing on the Closing Date; (b) any Environmental Claim (the basis of which occurred prior to or existed on the Closing Date, whether asserted before, on or after the Effective Date), but excluding any Environmental Claim for which Seller does not have legal responsibility; and (c) any failure of Seller to obtain or maintain any Environmental Permit prior to the Closing Date. For purposes of this Article 13.6, the term “Environmental Claim” means any action, lawsuit, claim or proceeding by any Person relating to the Assets of the Business or the operations of the Business or Seller that seeks to impose liability for (i) noise of the Business; (ii) pollution or contamination or threatened pollution or contamination of the air, surface water, groundwater or land by the Business; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation by the Business; (iv) exposure to hazardous or toxic substances of the Business; or (v) noncompliance with any Requirement of Environmental Law by Seller. An Environmental Claim includes, without limitation, a proceeding to terminate a permit or license to the extent that such a proceeding attempts to redress violations of the applicable permit or license or any Requirement of Environmental Law as alleged by any Governmental Authority. For purposes of this Article 13.6, the term “Environmental Permit” means any permit, license, approval or other authorization related to, used in connection with or necessary for the operation or use of the Business or the Assets, or the operations or the businesses of Seller under any applicable Requirement of Environmental Law. For purposes of this Article 13.6, the term “Requirement of Environmental Law” means all Governmental Requirements related to health or the environment, including, but not limited to, all Governmental Requirements that relate to (i) noise; (ii) pollution or protection of the air, surface water, groundwater or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to hazardous or toxic substances; or (v) any other matters related to health or the environment.

13.7

Limitation on Sellers’ Indemnification Obligations. The Purchaser Indemnified Parties’ right to seek indemnification pursuant to Articles 13.1(f) and 13.1(g) shall be limited to $[***]. The Purchaser Indemnified Parties’ right to seek indemnification pursuant to Articles 13.1 (a) through 13.1(e) shall be limited to an amount of Purchaser Damages not to exceed, in the aggregate, the Purchase Price. The Purchaser Indemnified Parties shall not be entitled to seek indemnification with respect to Purchaser Damages pursuant to Articles 13.1(f) and 13.1(g) unless and until the aggregate amount of such Losses exceeds $[***] (the “Basket Amount”), in which case the Purchaser Indemnified Parties shall be entitled to indemnification only for amounts in excess of the Basket Amount.

13.8

Sole Remedy. Other than Purchaser claims for specific performance of covenants or arising from Seller’s fraud or willful misconduct, the parties acknowledge that the rights accorded to each Purchaser Indemnified Party under this Article 13 shall be the sole rights to money damages that any such person may have under this Agreement or for breach of this Agreement, at common law or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article 13 shall restrict or limit any rights that Purchaser may have to seek equitable relief.

ARTICLE 14
INDEMNITY BY PURCHASER

14.1

Indemnity. Purchaser shall, and hereby does indemnify, hold harmless and defend Seller, Principal and Member and each of their respective officers, directors, employees and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all penalties, demands, damages, punitive damages, losses, liabilities, suits, costs (including, without limitation, reasonable attorneys’ fees), costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon) and remediation costs and expenses (including, without limitation, costs of investigation and reasonable attorneys’ fees) (“Seller Damages”), which may now or in the future be paid, incurred or suffered by or asserted against the Seller Indemnified Parties by any Person to the extent resulting from, incurred in connection with or arising out of any one or more of the following:

(a)

any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Dealership Facilities or Assets, to the extent such liability or claim for liability arises in connection with any action, omission or event occurring after the Closing Date (including, but not limited to, claims for product liability with respect to products manufactured, distributed or sold by Purchaser after the Closing Date);

(b)	any breach of any representation or warranty made by Purchaser contained in the Transaction Documents;

(c)	any breach or nonfulfillment of any covenant or obligation of Purchaser contained in the Transaction Documents; and

(d)	any liability or claim for liability (whether based in contract, in tort, on strict or statutory liability or otherwise, and whether or not successful) related to Taxes of Purchaser.

14.2

Notice of Claim. Seller, Principal and Member agree that upon their discovery of facts reasonably giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by Seller, Principal or Member of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person with respect to any matter as to which Seller, Principal or Member are entitled to indemnity under the provisions of this Agreement (such actions being collectively referred to herein as a “Seller Claim”), Seller Principal and Member will give prompt notice thereof in writing to Purchaser together with a reasonable statement of such information as they shall then have; provided that any delay in giving or failure to give such notice shall not limit the rights of Seller, Principal and Member to indemnity hereunder except in accordance with the time limitations provided in Article 14.5 and to the extent that Purchaser demonstrates it has been prejudiced by such delay or failure.

14.3

Right of Purchaser to Conduct Defense. In the event of a Seller Claim, Purchaser, at its option, may assume, with legal counsel reasonably acceptable to Seller, Principal and Member, the defense of any claim, demand, lawsuit or other proceeding in connection with Seller’s Claim; provided that Seller shall have the right at its own expense to participate jointly with Purchaser in the defense of any claim, demand, lawsuit or other proceeding in connection with Seller’s Claim. In the event that Purchaser elects to undertake the defense of any Seller’s Claim hereunder, Seller shall cooperate with Purchaser in regard to all matters relating to the Claim so as to permit Purchaser to manage such Seller Claim with regard to the amount of Seller Damages payable by the Purchaser hereunder. None of Seller, Principal, Member or Purchaser shall be entitled to settle any Seller Claim without the prior written consent of the other, which consent shall not unreasonably be withheld.

14.4

Insurance, Refunds and Payment. Purchaser’s indemnification obligations shall be reduced to the extent that the subject matter of the claim is covered by and has been paid to Seller or its Affiliates (including Principal and Member) pursuant to a warranty or indemnification from a third party or third party insurance (excluding Seller’s, Principal’s or Member’s own insurance) or similar reimbursement. Seller, Principal and Member shall not be required to pursue such payments at their expense, but Seller, Principal and Member shall reasonably cooperate in any efforts of Purchaser to pursue such recoveries. Purchaser shall promptly pay to Seller Indemnified Parties in cash by wire transfer the amount of any Seller Damages to which Seller Indemnified Parties may become entitled due to the provisions of this Agreement. The parties shall treat all indemnification payments made under this Agreement as adjustments to the Purchase Price for Tax purposes, unless otherwise required by law.

14.5

Time Limits for Indemnity Claims. A claim for indemnification under Article 14.1(a) and Article 14.1(d) may be made at any time after the Closing Date. Any claim for indemnification under Article 14.1(b) or Article 14.1(c) must be made within eighteen (18) months of the Closing Date.

14.6

Limitations. The Seller Indemnified Parties’ right to seek indemnification pursuant to Articles 14.1(b) and 14.1(c) shall be limited to an amount of Seller Damages not to exceed, in the aggregate, ten percent (10%) of the Purchase Price. The Seller Indemnified Parties’ right to seek indemnification pursuant to Articles 14.1(a) and 14.1(d) shall be limited to an amount of Seller Damages not to exceed, in the aggregate, the Purchase Price.

14.7

Sole Remedy. Other than claims arising from Purchaser’s fraud or willful misconduct, the parties acknowledge that the rights accorded to each Seller Indemnified Party under this Article 14 shall be the sole rights to money damages that any such person may have under this Agreement or for breach of this Agreement, at common law or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article 14 shall restrict or limit any rights that Seller, Principal or Member may have to seek equitable relief.

ARTICLE 15
SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER

15.1

New Employees of Purchaser. Except as otherwise provided herein or as specifically agreed to in writing between Purchaser and certain employees of Seller, the parties agree that Purchaser shall not be under any obligation to hire any of Seller’s current employees, and that to the extent Purchaser decides to hire any of Seller’s current employees they will be considered new employees of Purchaser as of the date of hire; provided that, notwithstanding the foregoing, Purchaser agrees to hire a sufficient number of Seller’s current employees to cause the transaction to not result in a “mass layoff” under the Workers Adjustment and Retraining Notification (“WARN”) Act or require any notification by Seller to its employees pursuant to the WARN Act. Purchaser hereby reserves the right to determine the terms and conditions of employment for any of Seller’s current employees which Purchaser in its sole discretion decides to hire, and any current employees of Seller hired as new employees by Purchaser shall only be entitled to such compensation and employee benefits as are agreed to by such employees and Purchaser, or as are otherwise provided by Purchaser, in its sole discretion. Purchaser will assume no liability of Seller for any sums which become due or which accrue to the employees of Seller through and including the Closing Date. Notwithstanding the foregoing, to the extent that Purchaser does hire former employees of Seller and such employees have accrued vacation or sick leave outstanding as of the Closing Date, if requested by Purchaser, Seller shall provide Purchaser with a credit against the Purchase Price for the value of such vacation and sick leave accrued through the Closing Date by such employee (the “Accrued Vacation and Sick Leave Credit”). Such Accrued Vacation and Sick Leave Credit will be calculated by multiplying the Daily Wages (as defined herein) of any affected employee by the number of vacation and sick leave days accrued by said employee as of the Closing Date. The “Daily Wages” for an hourly employee shall be calculated by multiplying such employee’s hourly wage rate times 8.0, and the Daily Wages of a salaried employee shall be calculated by dividing such salaried employee’s monthly salary by 22. To the extent that Purchaser is credited with the value of such accrued vacation and sick leave, determined as set forth above, Purchaser shall likewise provide such affected employee with accrued vacation and sick leave for which credit has been given by Seller, as set forth above.

Notwithstanding the foregoing, for all purposes under the employee benefit plans of the Purchaser and its Affiliates providing benefits after the Closing Date, each Person who is as of the Closing Date an employee of the Seller and who is hired by the Purchase or its Affiliates shall be credited with his or her years of service with the Seller, as applicable, before the Closing Date, to the same extent as such Person was entitled, before the Closing Date, to credit for such service under any similar plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (a) each such Person shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Purchaser and its Affiliates for the benefit of its employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces the coverage under a comparable plan in which such Person participated immediately before the Closing Date (such plans, collectively, the “Old Plans”); and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any such Person, the Purchaser and its Affiliates shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and the Purchaser and its Affiliates shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Following the Closing until the last day of the calendar year in which the Closing occurs, the Purchaser and its Affiliates shall provide compensation and employee benefits to employees of the Seller who are employed by the Purchaser or its Affiliates, substantially comparable, in the aggregate, to the compensation and employee benefits provided to such employees immediately prior to Closing, but in no event greater than the compensation and employee benefits provided to the similarly-situated employees of the Purchaser or its Affiliates.

15.2

No Hiring Commitment. Except as otherwise provided in this Agreement or as specifically agreed to in writing between Purchaser and certain employees of Seller, Purchaser does not commit to hire any of the employees of the Business and Seller specifically understands and acknowledges this fact. Notwithstanding Purchaser’s position, Purchaser shall be entitled to review employee records and with prior notice to Seller and coordination with Seller, conduct employee interviews. Seller agrees that after the Effective Date it will make, on a confidential basis and to the extent permitted by applicable law, its employee records available to Purchaser and, subject to prior notice to Seller and coordination with Seller, permit Purchaser to contact its employees to conduct employee interviews. Seller further agrees to make employees designated by Purchaser available to Purchaser for such purpose at reasonable times and locations to be agreed to by the parties.

15.3

Non-solicitation by Purchaser. In the event this Agreement does not close for any reason, Purchaser and its Affiliates hereby covenant and agree that for a period of five (5) years following the date of termination of this Agreement, the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, without written approval of Seller (i) use or make known to any person or entity the names or addresses of any clients or customers of any of Seller or its Affiliates or any other information pertaining to them unless required by law, or (ii) solicit for employment, recruit, hire or attempt to recruit or hire any employees of any of Seller or its Affiliates, provided, however, that nothing herein shall prohibit any Restricted Party from making general, non-targeted employment solicitations (and subsequent hirings) of employees who may include such employees.

ARTICLE 16
TERMINATION

This Agreement may be terminated without further obligation of the parties as follows:

16.1	Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the parties hereto.

16.2	Failure of Seller to Cure a Defect. This Agreement may be terminated by Purchaser in accordance with the provisions of Article 8.6(c) or Article 8.6(e).

16.3	Review Period. This Agreement may be terminated by Purchaser prior to the expiration of the Review Period.

16.4

Failure of Conditions. This Agreement may be terminated by any party hereto if the conditions, as set forth in Article 10 and Article 11, to such party’s obligations under this Agreement are not fulfilled on or prior to the Closing Date; provided that any such termination for any other reason shall not otherwise limit the remedies otherwise available to such party as a result of misrepresentations of, or breaches by, the other party.

16.5

Failure to Close. This Agreement will automatically terminate on December 31, 2021, if the Closing shall not have occurred on or before such date, unless the parties shall otherwise agree in writing prior to such date. Furthermore, this Agreement may be terminated by Seller or Purchaser prior to December 31, 2021, in the event circumstances show that Closing by that date is not practicable. In the event of any extension of the Closing, such extension shall automatically extend the date for closing the Agreement to Purchase the Dealership Facilities.

ARTICLE 17
NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given only if delivered by a recognized overnight delivery service that guarantees next day delivery, strictly as follows:

(a)	If to Seller, at:

Summit Truck Group, LLC

c/o Blair Roberts

11320 St. John Rd.

Pilot Point, Texas 76258

E-mail: [***]

With a copy to:

Evans Petree PC

1715 Aaron Brenner Drive, Suite 800

Memphis, TN 38120

Attention: David C. Porteous

E-mail: dporteous@evanspetree.com

(b)	If to Purchaser, at:

Rush Enterprises, Inc. 555 I.H. 35 South, Suite 500 New Braunfels, Texas 78130 Attention: Derrek Weaver E-mail: weaverd@rushenterprises.com

Any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Article 17 shall be effective when received at the address for notice for the party to which the notice is given.

ARTICLE 18
GENERAL PROVISIONS

18.1

Confidentiality. The parties will keep all non-public information regarding this transaction or any party strictly confidential, except as may be required by law or in connection with any enforcement proceedings, including, without limitation, any lawsuit between the parties. Notwithstanding the foregoing, the parties may share confidential information with the Vehicle Manufacturers, Idealease, Governmental Authorities and each of their respective representatives (e.g., IT contractors, financing entities, attorneys, auditors, etc.) to the extent necessary to facilitate the Closing.

18.2

Amendment. This Agreement shall not be amended, modified, superseded or cancelled unless in writing and signed by the parties referring to this Agreement and demonstrating intent to so amend, modify, supersede or cancel it.

18.3	Construction. This Agreement represents the mutual agreement of the parties and shall not be construed more strongly against or in favor of either party.

18.4

Entire Agreement. The Transaction Documents set forth the entire agreement and understanding of the parties hereto with respect to the Transaction, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof.

18.5

Expenses of Negotiation and Performance. Whether or not the Transaction is consummated, each of the parties will pay all its own costs and expenses associated with the negotiation of this Agreement and each such party’s performance of, and compliance with, this Agreement.

18.6

Further Actions. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the Transaction.

18.7

Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

18.8

Assignment. Except for an assignment to a wholly owned Subsidiary of Rush Enterprises, Inc., this Agreement and the rights and obligations of Purchaser, including the right to purchase Seller’s Vehicle Manufacturer franchises, may not be assigned by Purchaser without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

18.9

Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provision, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

18.10

Headings, Etc. Headings, captions and titles are for convenience only and shall not limit or restrict the interpretation or construction of the passage to which such heading, caption or title may relate.

18.11

Gender; Numbers. All references in this Agreement to the masculine, feminine or neuter genders shall be deemed, where appropriate, to include all other genders. All plurals used in this Agreement shall be deemed, where appropriate, to be singular, and vice versa.

18.12	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)

This Agreement, the other Transaction Documents and any dispute between the parties related to the Transaction, regardless of whether based in tort, contract or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas.

(b)

Any legal suit, action or proceeding arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall be instituted in the courts of the State of Texas located in the City of Fort Worth and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)

Each party acknowledges and agrees that any controversy which may arise under this Agreement or the other Transaction Documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement, the transaction documents or the transactions contemplated hereby or thereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Article 18.11.

18.13

Counterparts; Electronic Execution and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the signatories to this Agreement.

18.14

Press Releases. No press releases or other public announcement with respect to this Agreement or the Transaction shall be made prior to the Closing without the joint approval of Purchaser and Seller except as required by law. Purchaser may issue a press release after the Closing describing the Transaction and include information about the Transaction in its filings with the Securities and Exchange Commission as it, in its sole discretion, deems appropriate.

18.15

Schedules, Addenda, Exhibits and Attachments. All Schedules, addenda, exhibits and attachments and other documents or items identified as being attached hereto (the “Attachments”) shall be a part of this Agreement for all purposes. Attachments may be changed from time to time as the parties may agree. When Attachments are changed, they shall be redrafted in accordance with agreed changes, dated as of the effective date of such change and signed by the parties. Copies of changed Attachments shall be furnished to each party and such changed Attachments shall become a part of this Agreement for all purposes. An Attachment, which has been changed, shall cease to be a part of this Agreement, and the most recently dated Attachment, signed by all parties, shall govern.

18.16

Survival of Covenants. All covenants, agreements, representations and warranties made by a party to this Agreement and in any Transaction Documents or instruments referred to therein shall survive the execution and delivery of this Agreement, subject to the time limitations set forth herein. All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of the party giving the same.

18.17

Severability. Should any provision of this Agreement be held unenforceable or invalid under applicable law, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed from this Agreement for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable efforts to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current commercial arbitration rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

18.18

Review of Counsel. Each party hereto acknowledges that it and its counsel have received, reviewed and been involved in the drafting of this Agreement and the agreements referenced herein to be executed at the Closing and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting party, shall not apply.

18.19	Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the Effective Date.

PURCHASER:

RUSH TRUCK CENTERS OF ARKANSAS, INC.

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

RUSH TRUCK CENTERS OF KANSAS, INC.

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

RUSH TRUCK CENTERS OF MISSISSIPPI, INC.

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

RUSH TRUCK CENTERS OF MISSOURI, INC.

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

RUSH TRUCK CENTERS OF OKLAHOMA, INC.

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

RUSH TRUCK CENTERS OF TENNESSEE, INC.

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

RUSH TRUCK CENTERS OF TEXAS, L.P.
By: Rushtex, Inc., its general partner

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

RUSH TRUCK LEASING, INC.

By: /s/ Derrek Weaver

            Derrek Weaver, Vice President

SELLER:

SUMMIT TRUCK GROUP, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Truck Group of Arkansas, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Bus Group, LLC

By: /s/ Justin Fink

            Justin Fink, President

Diamond Companies, LLC

By: /s/ Justin Fink

            Justin Fink, President

Diamond Idealease, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Truck Group of Kansas, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Truck Group of Mississippi, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Truck Group of Missouri, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Truck Group of Oklahoma, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Truck Group of Tennessee, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Truck Group of Texas, LLC

By: /s/ Justin Fink

            Justin Fink, President

Summit Idealease, LLC

By: /s/ Justin Fink

            Justin Fink, President

PRINCIPAL:

/s/ Blair Roberts

            Blair Roberts

/s/ Richard Sweebe

           Richard Sweebe

MEMBER:

ROBERTS 2019, LLC

/s/ Blair Roberts

            Blair Roberts, Member

DIAMOND COMPANIES INVESTMENTS, LLC

/s/ Richard Sweebe

           Richard Sweebe, Partner

Exhibit A

Dealership Facility Information

Address	Franchises Represented	Purchased or Leased
5711 Commerce Square Jonesboro, AR	International, IC Bus, Dennis Eagle	Leased
807 South Bloomington St Lowell, AR	International, IC Bus, Isuzu, Dennis Eagle	Purchased
814 South Bloomington St. Lowell, AR	Idealease	Leased
11401 Diamond Drive North Little Rock, AR	Idealease, International, IC Bus, Dennis Eagle, Landoll	Purchased
4325 Highway 65 South Pine Bluff, AR	International, IC Bus, Dennis Eagle	Purchased
143 AR-331 Russellville, AR	International, IC Bus Dennis Eagle	Purchased
346 N. James St Kansas City, KS	Idealease	Purchased
1944A North 9th St. Salina, KS	Idealease, International, Dennis Eagle	Purchased
500 SE 10th Ave. Topeka, KS	International, Dennis Eagle	Purchased
5549 N. Chuzy Dr. Wichita, KS	International, Dennis Eagle Idealease	Purchased
1005 & 1007 International Dr. Tupelo, MS	Idealease, International, IC Bus, Ford, Dennis Eagle	Purchased
403 Rambler Drive Cape Girardeau, MO	International, Dennis Eagle	Purchased
2800 South Davis Blvd Joplin, MO	International, Dennis Eagle	Purchased
7700 NE 38th Kansas City, MO	International, Dennis Eagle	Purchased
1475 North Corrington Ave Kansas City, MO	Used Truck Center	Leased
610 Adams St. Kansas City, MO	Storage Lot	Leased
4701 S Limit Ave Sedalia, MO	International, Dennis Eagle	Purchased
2635 East Diamond Dr. Springfield, MO	Idealease, International, Isuzu, Dennis Eagle	Purchased
5906 Mitchel Ave. St. Joseph, MO	International, Dennis Eagle	Purchased
205 E Trish Knight West Plains, MO	International, Dennis Eagle	Leased

1621 Interstate Drive Ardmore, OK	International, IC Bus, Dennis Eagle	Purchased
2401 N Grand Ave Enid, OK	International, IC Bus, Dennis Eagle	Leased
Undeveloped Land Enid, OK	n/a	Purchased
1735/1645 W Reno & 1600 Sheridan Ave Oklahoma City, OK	Idealease, International, IC Bus, Dennis Eagle Collins and Isuzu	Purchased
1023 North Garnett Rd. Tulsa, OK	Idealease, International, IC Bus, Crane Carrier, Dennis Eagle, Ottawa	Purchased
701 N 20th St Muskogee, OK	Service Only	Leased
700 BB King Blvd Memphis TN	Body Shop	Leased
1708, 1710, 1750 E. Brooks Rd Memphis, TN	International, Isuzu, Dennis Eagle	Purchased
1850 East Brooks Rd Memphis, TN	Idealease	Purchased
1878 Brooks Road Memphis, TN	Storage Building	Purchased
2401 East Central Freeway Wichita Fall, TX	International, Dennis Eagle	Purchased